UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
____________________________________________________________

Date of Report (Date of earliest event reported): November 14, 2007

CYBERFUND, INC.
(Exact Name of Registrant as Specified in Charter)

Oklahoma	0-18565	93-0947570
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

ROK House, Kingswood Business Park
Holyhead Road, Albrighton
Wolverhampton WV7 3AU
United Kingdom	N/A

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-44-1902-374896

5447 NW 42nd Avenue
Boca Raton, Florida 33496
(Former name or former address, if changed since last report)

With a copy to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, New York 10166
Attn: Spencer G. Feldman, Esq.
Phone: (212) 801-9200
Fax: (212) 801-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

CYBERFUND, INC.

(Operating as ROK Entertainment Group Limited)

November 14, 2007

TABLE OF CONTENTS

		Page
Item 2.01.	Completion of Acquisition or Disposition of Assets	2

Item 3.02.	Unregistered Sales of Equity Securities	50

Item 5.01.	Changes in Control of Registrant	50

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	50

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	50

Item 5.06.	Change in Shell Company Status	50

Item 9.01.	Financial Statements and Exhibits	50

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 14, 2007, we completed a share exchange transaction pursuant to the terms of a Share Exchange Agreement, dated as of April 27, 2007, as amended by Amendment No. 1 thereto dated July 10, 2007, Amendment No. 2 thereto dated as of November 12, 2007, and Amendment No. 3 thereto dated November 14, 2007 (as so amended, the Share Exchange Agreement). Under the Share Exchange Agreement, we acquired substantially all the outstanding ordinary shares of ROK Entertainment Group Limited, a corporation organized under the laws of England and Wales (“ROK”). ROK designs and develops technology to deliver audio-visual content to mobile phones, including delivery of games, television feeds, recorded entertainment and other programming. In preparation for the share exchange transaction, on November 6, 2007, ROK acquired the entire share capital of ROK Corporation Limited (“RCL”), a related company that was founded in 2002 to create new technology for the delivery of games to mobile phones. In November 2005, RCL had itself acquired ROK Diamonds Limited (“RDL”), a company that engages in the sale of diamonds and jewelry on-line.

As a result of the share exchange transaction, ROK became our subsidiary, with ROK’s former shareholders acquiring a majority of the outstanding shares of our common stock. A copy of the Share Exchange Agreement was included as an exhibit to our current report on Form 8-K, dated April 27, 2007, which was filed with the U.S. Securities and Exchange Commission (or SEC) on May 1, 2007, and the amendments to the Share Exchange Agreement were filed as exhibits to our current report on Form 8-K, dated November 14, 2007, which was filed with the SEC on November 16, 2007.

We intend to reincorporate our company to the state of Delaware from Oklahoma and change our corporate name to ROK Entertainment Group Inc., upon stockholder approval in accordance with applicable federal securities and state corporate law. In connection with the name change, we will also seek to obtain a new ticker symbol for quotation on the OTC Bulletin Board.

The Share Exchange Transaction

Pursuant to the Share Exchange Agreement, we issued 45,956,161 shares of our common stock, par value $.001 per share, in exchange for substantially all the ordinary shares of ROK. At closing, shareholders of ROK received approximately 5.56 shares of our common stock for each ordinary share of ROK in the share exchange transaction. As a result, at closing we issued 45,956,161 shares of our common stock to the former shareholders of ROK, representing 92% of our outstanding common stock following the share exchange transaction, in exchange for the outstanding ordinary shares of ROK. The consideration issued in the share exchange transaction was determined as a result of arm’s-length negotiations between the parties.

In addition, all outstanding stock options issued by ROK prior to the closing of the share exchange transaction to purchase ordinary shares of ROK were amended to become stock options to purchase our common stock on substantially the same terms and conditions as those options issued by ROK under its previous option scheme, except that the number of shares issuable upon the exercise of such options was amended to reflect the applicable share exchange ratio. At the closing of the share exchange transaction, these options were amended to become stock options to purchase 6,599,389 shares of our common stock.

On November 10, 2007, prior to the closing of the share exchange transaction, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved a new 2007 Incentive Compensation Plan. The purpose of the 2007 Incentive Compensation Plan is to attract, motivate, retain and reward high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us and our subsidiaries by enabling such persons to acquire or increase a proprietary interest in us. The plan, which is subject to necessary stockholder notification, will initially reserve 9,000,000 authorized, unissued shares of common stock for grant awards.

The shares of our common stock issued to the former holders of ROK ordinary shares as part of the share exchange transaction were not registered under the Securities Act of 1933, as amended. These shares may not be sold or offered for sale in the absence of an effective registration statement for the shares under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements. Certificates evidencing these shares of common stock contain a legend stating the same.

Changes Resulting from Share Exchange Transaction

We intend to carry on ROK’s business as our sole line of business. ROK is based in Wolverhampton, England, and is engaged in the business of delivering audio-visual content to mobile phones. We have relocated our executive offices to those of ROK at ROK House, Kingswood Business Park, Holyhead Road, Albrighton, Wolverhampton, WV7 3AU, United Kingdom. Our telephone number is 011-44-1902-374896, and our website is located at www.rokcorp.com. The contents of ROK’s website are not part of this current report and should not be relied upon with respect thereto.

Prior to the share exchange transaction, there were no material relationships between us and ROK or any of our respective affiliates, directors or officers, or any associates of the respective officers or directors. All of our pre-share exchange liabilities were extinguished prior to the completion of the share exchange transaction.

Under Oklahoma law, we did not need the approval of our stockholders to complete the share exchange transaction. The share exchange transaction was previously approved by substantially all of the holders of ROK ordinary shares under the Companies Law of England and Wales.

Expansion of Board of Directors; Management

In accordance with our by-laws for filling newly-created board vacancies, Mark G. Hollo and William J. Reilly, existing Cyberfund directors, appointed Jonathan Kendrick and Laurence Alexander, previous directors of ROK, to serve as additional directors of our company effective at the closing of the share exchange transaction. James Kendrick, Lord (Benjamin) Mancroft and Alex Renny were also appointed as directors effective upon compliance by us with the provisions of Section 14(f) of the Securities Exchange Act and Rule 14f-1 under that act.

On November 14, 2007, Jonathan Kendrick was appointed as our Chairman of the Board, Laurence Alexander was appointed as our President and Chief Executive Officer, James Kendrick was appointed as our Chief Operating Officer and Alex Renny was appointed as our Chief Financial Officer. At the same time, Messrs. Hollo and Reilly resigned as officers of our company.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Accounting Treatment; Change of Control

The share exchange transaction is being accounted for as a “reverse acquisition,” since the former shareholders of ROK own a majority of the outstanding shares of our common stock immediately following the transaction. ROK is deemed to be the acquirer in the reverse acquisition and, consequently, the assets and liabilities and the historical operations that will be reflected in our financial statements will be those of ROK and will be recorded at the historical cost basis of ROK. Except as described in the previous paragraphs, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company. Further, as a result of the issuance of 45,956,161 shares of our common stock, a change in control of our company occurred on the closing date of the share exchange transaction. We will continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, following the share exchange transaction.

Description of Our Company and Predecessor

We were formed as a Nevada corporation in April 1987 as 10 Minute Pit Stop USA, Inc. for the purpose of acquiring and operating automotive oil change service centers. On April 30, 1987, we merged with Value Funding Corporation, a publicly-owned corporation that owned a chain of oil change and lubrication centers. In 1990, we changed our name to Pit Stop Auto Centers, Inc. In 1995, we reorganized with the intention to operate as an active timberland manager. We changed our name to Resources of the Pacific Corporation in September 1995 and to Semper Resources Corporation in October 1995. We discontinued active business operations in December 2001. In November 2005, we reincorporated in the state of Oklahoma, and on September 1, 2006, changed our name to Cyberfund, Inc. Prior to the closing of the share exchange transaction, Cyberfund was considered a “shell company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Following the closing of the share exchange transaction with ROK, we succeeded to the business of ROK as our sole line of business. Accordingly, the past trading history of our common stock is not relevant due to the change in our business. We intend to reincorporate our company to the state of Delaware from Oklahoma and change our corporate name to ROK Entertainment Group Inc., upon stockholder approval in accordance with applicable federal securities and state corporate law.

Description of Business

Unless the context otherwise requires, “we,” “our,” “us” and similar expressions refer to ROK Entertainment Group Limited separately prior to the closing of the share exchange transaction on November 14, 2007, and Cyberfund, Inc., as successor to the business of ROK Entertainment Group Limited, following the closing of the share exchange transaction.

Overview of our Business

ROK was founded in May 2004 with the intention to design and develop the technology required to deliver audio-visual content to mobile phones. In November 2007, ROK completed the acquisition of the share capital of RCL, which was founded in 2002 to create new technology for the delivery and play of gaming devices to mobile phones. RCL acquired RDL in November 2005. RDL engages in the sale of diamonds and diamond jewelry on-line, which we consider a non-core business of our company.

According to Wireless Intelligence, a collaboration between Ovum, a market research company, and the GSM Association, an industry body, the size of the worldwide market of mobile phone users reached 3 billion subscribers worldwide in August 2007 and is expected to exceed 4 billion subscribers by the end of 2010. Our products and services are targeted to this large and growing mobile phone user market.

Products and Services

Our main focus is the development and marketing of media enhancements including television feeds and recorded programs to be viewed on mobile phones. We also offer a suite of more traditional mobile content and services, including a translation service. Our principal products and services include:

•	ROK Player™,

•	Digital Video Chips (DVCs),

•	ROK Media Store,

•	ROK TV,

•	ROK Radio,

•	FreeBe TV,

•	BLCX,

•	Gaming,

•	ROK Media Products,

•	ROK Hard,

•	Blubox,

•	ROK Virtual Sports Academy,

•	ROK Motion, and

•	Lottery Ticket Sales.

ROK Player™. ROK Player is a proprietary multi-media player developed specifically for mobile handsets. We believe that the following are the key features of ROK Player:

•
High compression which allows for high frame rate and picture quality, real video streaming over 2.5G, 3G and wireless technologies, and compression of DVD content up to two hours to a 64 Mb memory card.

•	Embedded content security protection/digital rights management (DRM) which prevents unauthorized copying and distribution.

•	Full-screen view in which the image is turned automatically to a “landscape” wider screen view.

•	Ease of use through plug-and-play and auto-load (with forward, reverse and auto-pause) functions that are incorporated.

ROK Player currently operates on various operating systems such as Symbian and UIQ (included on Nokia and selected Motorola and Sony Ericsson handsets), Java MIDP2 (included on selected Sony Ericsson, Samsung and Motorola handsets) and Windows 2003 CE and Windows Media 05 for PDAs. ROK Player is also in the late development stage for the Microsoft smart phones platform, which is expected to launch by the end of 2007. ROK Player currently supports more than 80 handsets worldwide.

Digital Video Chips (DVCs). DVCs are the equivalent of a DVD or CD for a mobile handset, being a plug-and-play removable memory card that is loaded with ROK Player and the entertainment content with DRM. Removable memory cards are now the industry-standard format for memory in mobile handsets, with multimedia cards (MMC) and secure digital memory (SD) dominating the market.

ROK Media Store. The ROK Media Store platform is a web portal that allows consumers to purchase media content online, via a personal computer application, and “burn” it to their mobile handset memory card. We believe that ROK Media Store could act as an iTunes/iVideo equivalent for smart phones. Significantly, downloading and transferring through an online portal removes the high-cost data charges experienced through downloading straight to the mobile phone using GPRS, a mobile data service available to GSM users of IS-136 phones. We believe that ROK Media Store is a much cheaper and faster way of transferring content onto mobile handsets. There are currently six planned deployments of ROK Media Store to be implemented with another deployment to be confirmed, of which three of these are planned in China.

The ROK Media Store platform is undergoing final development and we launched its beta version in the fourth quarter of 2006 (www.rokmediastore.com). We are making ongoing enhancements following the testing of new features. We re-launched the service at the beginning of the third quarter in 2007 with a new user interface, and have since added the ability for users to burn their own CDs into the store application and transfer to a mobile memory card.

In-Store Loader is a derivative of ROK Media Store which uses content stored on discs within a retail space instead of reliance on the Internet. This product is essentially ROK Media Store for countries with poor Internet infrastructure. There are currently four planned deployments of In-Store Loader, with one of these being in China and one in India.

ROK TV. ROK TV, incorporating our mobile streaming technology, is a mobile streaming service, powered by ROK Player, where the consumer can watch a range of live or on-demand content streamed to their mobile handset. This service works via 2.5G, 3G and wireless technologies, which makes it compatible with the majority of mobile networks worldwide, including CDMA networks (digital networks which use a multiple access scheme). The ability to offer a high quality and larger picture size on limited data connectivity is a core function of ROK Player. We believe that the following are the key features of ROK TV:

•	Provides a mechanism for live, video-on-demand and other pay-per-view content.

•	Works over 2.5G, 3G and wireless, and allows for high-quality streaming.

•	Does not require new network transmission infrastructure as it runs over existing mobile networks.

•
Does not require purpose-made handsets to receive ROK TV and has been fully developed for a high number of Symbian, Windows CE and Java devices. Development to add new devices and operating systems continues and forms part of our development centers’ main priority.

•
Automatically plays in landscape format for Symbian and Windows CE handsets, resulting in a larger viewing screen and enhanced user experience. The latest devices supporting the latest adaptation of Java are also able to play back in full landscape mode. As more of these devices are released, we expect that compatibility will also increase.

•	Offers a wireless application protocol (WAP) and web portal to provide subscription services and programming information as well as the ability to subscribe by short message service (SMS) text.

•	Operates to prevent free viewing and ties each subscriber’s handset to the account registered.

•	Allows for full interactivity via overlay technology (for example, “Press *”).

•	Offers a lower frame rate portrait view solution for JAVA MIDP2 RTSP handsets to accelerate the number of compatible handsets able to run the ROK TV service.

•	Anticipated compatibility with Windows Smart phones, expected to be launched at the end of 2007.

The ROK TV service in the United Kingdom was launched in October 2005 to demonstrate the technology and facilitate its adoption by mobile network operators worldwide by being able to show a continuously running service with real subscribers using it (see www.rok.tv). ROK TV in the United Kingdom is currently priced at £9.99 (approximately $20) per month for the subscription of the Standard Package service (containing up to 21 channels) with the first two months free of charge (subject to change by us). ROK TV also offers a Build Your Own package where customers can choose one or more channels for 99p (approximately $2) per month per channel.

In August 2006, we launched a ROK TV service in the United States (www. roktv.com). ROK TV in the United States offers a Build Your Own package where customers can choose one or more channels for $.99 per month per channel.

ROK TV has ten deployments in total, including two own-brand deployments in the United Kingdom and the United States. Other fully-launched deployments include Pakistan (Telenor), South Africa (Vodacom), Thailand (AIS), Turkey (Avea), Germany (Mobilturk) and Nokia, the handset manufacturer, as part of its European unit. ROK TV has recently also launched in India through BSNL and released a white-labeled version for Respond Mobile which is currently live in the United Kingdom with plans to roll out across Europe. We have an aggressive roll-out plan throughout 2007 that is currently expected to see an additional 6 ROK TV deployments before the end of the year and a further 12 expected to be completed by the end of the first quarter of 2008. We believe that the pace of sales for this product will continue well into the second quarter and onwards in 2008.

The 28 projected ROK TV deployments encompass 21 mobile network operators, with the subscriber base covered by 20 of these (excluding China Mobile within China) being just over 487 million subscribers as of the end of August 2007. China Mobile adds another 502 million subscribers at the same date. This is a potential reach of almost 1 billion mobile subscribers, with the total global number being just 3 billion. Equally important, Nokia made up 37% of the worldwide handset sales in the second quarter of 2007 (approximately 430 million handsets expected to be sold in 2007, out of 1.5 billion) and is now diversifying into content delivery. We expect that our combined potential reach through ROK TV will be a major driver of revenues through cross-sales opportunities and “bolt-on” sales.

ROK Radio. ROK Radio uses the same technology as ROK TV, but rather than streaming video, it streams audio and also allows users to purchase and download the tracks from a WAP Playlist site, accessed from within the ROK Radio application. ROK Radio is contracted for two deployments (both in South Africa) with an additional deployment still to be confirmed.

FreeBe TV. In September 2006, we launched FreeBe TV, a free mobile TV over WAP service and Internet protocol television (IPTV) service (www.freebetv.co.uk and www.freebetv.com). This service does not use the ROK Player application on the handset.

FreeBe TV is currently deployed in four locations: the United Kingdom, United States, Brazil and with Nokia on its Video Centre function. There are three further deployments pending - in the Philippines with Globe, in China with CCTV and China Mobile, and finally with Nokia’s Discoverer platform.

While some of these arrangements are simple technology licensing deals, the majority involve sourcing and distribution of TV content, as well as the technologies. We believe that we can be viewed as a value-added technology provider, where short-term competitive advantage is gained through superior technology, and long-term advantage is conferred by deepening relationships achieved with consumers and channel partners, as well as the wide range of content and services that we can bring to the varying distribution channels.

BLCX. We are finalizing the development of BLCX, which is a set-top box that can be linked to a home TV and broadband Internet connection. BLCX is designed to allow a subscriber to view his or her domestic TV service when away from home via their mobile handset, via a laptop computer or via a remote computer screen if the home broadband connection is of sufficient capacity. This service would act as a master remote control, allowing the mobile user to select and change TV channels viewed at home through their mobile handset.

We anticipate that some of the key features incorporated in BLCX will include remote recording facilities for playback on mobile, personal computer or TV and access to live streaming from remote cameras, as well as access to voice over Internet protocol (VoIP) via mobile Bluetooth connectivity, wireless technology that allows easy transfer of files at high speeds. We expect that the first production version of BLCX (which may not include all the features mentioned above) will be ready for production during the fourth quarter of 2007.

Another potential aspect of the technology is a security development of BLCX for surveillance. BLCX technology can be presented either as a stand-alone unit as set forth above, or as a server-based solution. For surveillance, the streamed TV channels are replaced by a number of wired or Wi-Fi enabled cameras, the output of which can be recorded to a hard drive and/or streamed to a remote device. In the stand-alone unit format, two deployments of this service are currently anticipated in China and Pakistan. We believe that a number of server and stand-alone deployments are also likely in 2008 (although there can be no assurance), including in locations such as the United Kingdom, Australia and New Zealand.

Gaming. We have developed a suite of short message service (SMS) games and Java casino games which we intend for play on handsets using SMS services for the SMS games and color screen enabled devices for the Java casino games. Some of these are sold in China through our Chinese subsidiary.

ROK Media Products. We have developed a number of small mobile media products, applications and services. The following have been launched or are in final testing prior to deployment:

• ANSA
ANSA is an SMS search engine using a combination of real responses from a team of worldwide experts and an existing database of millions of previously-answered questions. Available as an SMS, WAP and mobile application. Currently there are four confirmed deployments (two active) of ANSA and another four still to be confirmed.

• ANSA Voice Search
ANSA Voice Search is a voice-only search tool where the user simply calls a number and asks their question to a real or automated attendant. The user terminates the call and a live search team finds the exact response. ANSA Voice Search calls the user back with the correct answer and sends an SMS summary with any relevant Internet or WAP links.

• Text 2 Speech	Text 2 Speech converts any text message instantly to voice. The service can be sender originated or recipient activated. A range of male, female and fun voices are available.

• Email Reader
Email Reader is a service to allow any mobile phone user to have their email read to them at any time. The user sets the rules as to which e-mail addresses are to be read out, turned on and off by SMS, WAP and the Internet. Each user also receives a dedicated Email Reader e-mail account.

• ROK Comics
ROK Comics is a service to allow users to subscribe and download comics from the WAP and Internet site as multimedia messaging service (MMS). A web suite of tools is also available to allow users to create their own comics. Professional publishing tools are provided for licensors to publish their own material. This product is now being deployed with six partners with another three still to be confirmed. We believe that this will become a major selling line for us. ROK Comics is currently live through our own branded service in the United Kingdom and white-label versions are live in Pakistan through Telenor.

• LOST
Language Over SMS Translation (LOST) is a service to provide users with immediate SMS translations. Ideal for traveling overseas, the system currently converts eight languages. Users may simply text the country prefix before the sentence or phrase that they wish to have translated.

• Fonepark
Fonepark is a dynamic Internet and WAP site generator to allow a user to create their own mobile content selling site. Each user can customize their Internet or WAP site with their own favorites and content themed to their interests. Each user that sells content receives 80% of the available revenue. Fonepark is live in the United Kingdom and Russia, the latter being a white-label service through Jupiter Trade, based in Moscow.

• New ROK City
New ROK City is an Internet and WAP virtual community that provides users with a storage system for all their images, video and audio material. Using the service, users can chat with other users and create their own Internet and WAP site from a simple point-and-click interface.

• News On Demand
News On Demand is a self-generating mobile news video channel solution and a subscription-based highlights program (a 60 second summary of the latest news in any particular genre). Users can subscribe to updates for non user-generated content such as news, weather and sports; upload their own mobile images and video through a web and mobile application interface; and choose video clips that then become their own news channel. The service is built to allow users to share their channels and use their own clips. Storage is provided for each user and their own material can either be public or private.

• ChitChat
ChitChat is a WAP and SMS fully moderated chat engine. A team of employed “chatters” respond to users through a dedicated Internet interface. Chat groups and rooms are themed and the chatters can control up to ten accounts at any one time. There is one confirmed deployment of this product being implemented.

• Caption It
Caption It is an Internet and mobile application that provides simple tools to let users caption their photographs with speech bubbles and then send the images onto friends as either MMS or WAP Push (content capable of being pushed to the handset with minimal user intervention).

• Virtual Pets
Virtual Pets is a SMS, mobile application and WAP service that allows users to keep and manage a range of virtual pets. Pets are kept alive by feeding them through credits (Premium SMS). Pets have their own Internet and WAP pages and have an artificial intelligence (AI) that maintains daily contact and dialogue with the user. Failure by the user to respond results in the pet’s health deteriorating.

• Hackhead
Hackhead is a SMS, mobile application and WAP service that allows users to “hack” a friend’s phone. Failure by the recipient to respond in time results in a loss of points. A high score board runs with the winner receiving prizes. Hackers can change their tag (name), check their score and put their account to sleep for up to eight hours in every 24 hours.

• Last Man Standing
Last Man Standing is an SMS, mobile application and WAP service that allows users to play against each other in a time-based quiz. The quizzes are themed and a user subscribes to a daily game. Each person answers, and users with incorrect answers are immediately removed and the slowest responses are removed. Eventually the “Last Man Stands” and is the winner of the prize.

• Dry Clean
Dry Clean is a mobile application and server solution that blocks any attempt to view unsuitable WAP or Internet material. Controlled by an Internet interface and turned on and off remotely, this is a solution for parents to control the material that minors can view.

• SMS Spam Filter
SMS Spam Filter is a mobile application and server solution that allows any user the ability to block SMS messages from unnamed sources and unsavory individuals. The service can be maintained through the mobile application and an Internet interface. One deployment is expected in the Philippines, although details are yet to be confirmed.

• Feed Reader	Feed Reader is a mobile application really simple syndication (RSS) and blog reader. The service allows users to keep up to date with their favorite online blogs and news sites while on the move.

• Audio Book Player	Audio Book Player is a mobile application to download, move and handle large audio books. The service is a full DRM solution and server solution for handling authentication.

• Text Book Reader
Text Book Reader is a mobile application to download text-based books. The reader handles text books using the full available screen and dynamically manages chapters and stores current places for offline and online reading.

ROK Hard. ROK Hard is primarily involved in the sourcing, transport and distribution of hardware including primarily, but not exclusively, mobile handsets to retail outlets, both independent and mobile network operator-tied, in the United Kingdom and elsewhere. As part of the distribution of handsets, this business unit is involved in the cross-sale of the range of our products, applications and services to handset and hardware manufacturers and retailers.

Blubox. Blubox is a photo and data compression and storage product that can be used online from a laptop or personal computer and from a mobile device. The application allows consumers to attach compressed photos to e-mail with the recipient able to view them with no loss of fidelity. This is done at a compression rate that is typically greater than 90% and can be greater than 95%. For example, a 3 Mb photo can be reduced to just 300 Kb or even 150 Kb. We believe that this compression technology can also be used in other sectors, including data storage and retrieval.

ROK Virtual Sports Academy. ROK Virtual Sports Academy is a content producer and developer of audio-visual training content in a number of sports, concentrating on U.K. football and a limited number of premiership clubs at the moment, but with plans to move across to other soccer clubs and national leagues, as well as other sports. The content is produced in DVD format in the United Kingdom and sold through a small number of club shops. Development of an online version for electronic delivery to personal computers and mobile devices is expected at the end of 2008.

ROK Motion. ROK Motion is a content production and distribution unit. In production are a number of projects that are online and intended for mobile use. Some, like Rapture, are also designed for release to cinemas. The sites, www.bethemoviestar.com, a movie in the making via an online community, and www.cwff.org.uk, a short film festival, are examples of this work. There are a number of extracts from work of bethemoviestar on YouTube, which we use as a marketing channel.

Lottery Ticket Sales. Our China subsidiary currently sells both information and tickets on behalf of the Beijing Welfare Lottery, the relationship extending to the Beijing Welfare Lottery website being run by our Chinese affiliate, New Net. In China, there are just two national lotteries, the Welfare and Sports lotteries, with Welfare accounting for approximately 70% of national ticket sales. Each lottery runs along provincial lines, with one of the most respected being the Beijing version. Our Chinese affiliate has agreements in place to sell the Beijing Welfare Lottery tickets online and via mobile devices across the nation, as well as run special online and mobile games for the Beijing Welfare Lottery.

Sales, Marketing and Regional Organization

Our executive offices, headquarters and research and development centers are based in England. Our sales and support functions worldwide are managed from the United Kingdom, except for the United States, Canada, Mexico, China, Russia, Brazil and Pakistan (for the subcontinent). Key technical support is managed from the United Kingdom for all areas.

In 2006, we set up a 90%-controlled subsidiary in the United States, ROK Entertainment Group U.S. Inc. The remaining 10% is owned by St. Anne’s Trustees Limited, as trustees of The ROK Group Limited Unapproved Pension Scheme. ROK Entertainment Group U.S. Inc. manages the deployment and distribution of our technology and products in the United States, Canada and Mexico. It uses four consultants, who have been marketing and promoting our company’s products and services.

ROK Brazil Technologies Limitada (“RBTL”) is a joint venture company between Fingerprint, an independent partnership business based in Brazil, and RCL, each of which holds a 50% interest. In addition to holding printing contracts for Readers Digest and certain banks in Brazil, Fingerprint also prints lottery tickets for the Sao Paolo and Rio de Janeiro state lotteries and anticipates switching to mobile delivery as soon as practicable. ROK Brasil Entertainment Limitada (“RBEL”) is another joint venture company between ROK and Fingerprint, with each holding a 50% interest. RBEL is the vehicle used by us to promote and sell our products in Brazil.

Services sales, and implementations for a variety of our products in the Asian subcontinent are handled by ROK Asia, of which we own a 60% interest. ROK Asia is based in Pakistan and has already delivered ROK TV and ROK Comics with Telenor and has negotiated a significant number of other ROK TV and services deals with other distribution partners in the region. We license our technologies, services, content and name to ROK Asia and receive a revenue share for all products placed in the region.

In South Africa, ROK South Africa is planned as a joint venture between ROK, MOB TV and Magenta Stars. We believe that we are close to finalizing a definitive agreement with respect to the joint venture. In the interim, MOB TV has already signed to license our technologies and has launched two services, ROK TV and ANSA, through Vodacom.

Our Chinese operations are managed by Beijing ROK-New Net Science & Technology Development Limited, which has a head office in Beijing, China. Beijing ROK is licensed by the Chinese government and is a joint venture vehicle and a 70%-owned subsidiary of RCL. It is primarily managed by our employees. Beijing ROK’s other stockholders are a subsidiary of Beijing Enterprise Holdings Limited (“BEHL”), the Hong Kong Stock Exchange listed commercial arm of the Municipal People’s Government of Beijing and a private local partner. The current chairman of Beijing ROK is an employee of BEHL.

RCL also has a 50% indirect ownership interest in Beijing New Net Science & Technology Development Limited (“New Net”). This is not held directly by RCL, but rather on its behalf by Stephen Gu, a local Chinese lawyer who acted for RCL. The other stockholder in New Net is BEHL.

New Net holds a Nationwide Value Added Telecommunications Service Operation (“VAS”) license in China. A VAS license allows the holder to sell mobile value-added services nationwide across China rather than solely on a provincial basis. New Net offers services, either directly or through marketing partners, which include mobile TV, integrated voice recognition, WAP, SMS, lottery services including online lottery ticket sales, mobile information services, Java, mobile games of chance, MMS, mobile video streaming (mobile TV), ring-tones, music-on-hold and online-based services. These are offered under its “2858,” “e” (eSpace) and ROK brands, in which the “2858” brand focuses on lottery and gaming services, the “e” brand focuses on mobile entertainment and the ROK brand focuses on mobile video streaming and new media services.

New Net’s VAS license, granted in 2004, is valid for five years subject to an annual approval, with the ability to renew after that date. New Net holds nationwide SMS short codes (2858 and 9858) and national interconnect agreements with China Mobile and China Netcom’s PHS mobile network. We believe New Net is in the process of obtaining an interconnect agreement with China Telecom’s PHS mobile network in the near future.

We have considered acquiring the 7.5% ownership interest held in Beijing ROK by a private local partner and an additional 20% ownership interest in New Net currently held by a subsidiary of BEHL. At this time, however, there is no agreement or understanding in place with respect to such acquisitions.

Business Development

We plan to continue the roll-out of our products worldwide and maintain our investment in research and development to improve our current products and increase compatibility and user features, as well as work on new technologies and products.

A focus on technology exposes our business to risks of technological change and we are now actively acquiring, creating and aggregating content and services to deliver across the rapidly expanding network of distribution that we believe our technology is enabling.

Customers

We have a number of operational deployments as at the end of October 2007. These include ROK TV with AIS (Thailand), Telenor (Pakistan), Vodacom (South Africa), Nokia via Nokia’s E series platform (United Kingdom, moving into Western Europe, North America and APAC), Germany and Turkey via Mobilturk and BSNL (India). There are six other planned deployments of this product covering four countries. FreeBeTV is working with Nokia’s in handset “Video Centre” in Europe and we have two other country-specific deployments planned for Philippines and China. ROK Media has deployed ANSA, ROK Comics and Fonepark in the United Kingdom, ROK Comics in Pakistan, and Fonepark has deployed and is being upgraded in China, Pakistan and Russia.

ROK Hard is selling handsets destined for Virgin Media (a converged media business which owns the Virgin Mobile MVNO) with an anticipated 46,000 units delivered with further anticipated sales in pipeline including delivery of 10,000 units to Dixon’s Stores Group (DSG), an electronics retailer. New Net is providing lottery information and selling lottery tickets for the Beijing Welfare Lottery, as well as a number of other mobile VAS.

We believe that we have a significant sales pipeline beyond this, as shown in the Anticipated Sales Pipeline Chart below. However, while the sales pipeline shows deployments that we reasonably expect to be completed in the month shown, no assurance can be given that any of these prospective deployments will actually occur during the time indicated, or at all.

We believe that the Nokia deployments can give us a very large distribution reach. According to published industry statistics, Nokia sold 37% of the world’s handsets in the second quarter of 2007 and 39% in the third quarter of 2007, and is expected to make about 430 million handset sales out of an expected world total of 1.15 billion in calendar 2007 and increasing further in 2008. While not all of these handsets are ROK TV compatible (11% to 12% are compatible in 2007, rising to an expected 17% to 18% in 2008), the very large majority are FreeBe TV compatible (81% in 2007, rising to an expected 83% in 2008).

Before the end of the second quarter of 2008, we hope to achieve a significant global reach in television (FreeBe TV and ROK TV), as well as expand our product breadth (through cross-sales of products and services), using our main customer partners as a distribution network for our content development, aggregation and editing functionalities.

Anticipated Sales Pipeline Chart

Country	Business Unit	Product	Distributor
January 2008
Bangladesh	TV	ROK TV	Grameenphone
Colombia	TV	ROK TV	Comcel / A. Movil
Honduras	TV	ROK TV	Claro / A. Movil
Dom Republic	TV	ROK TV	Codetel / A. Movil
China	TV	ROK TV	China Unicom Shanghai
China	TV	ROK TV	China Radio International
U.A.E	TV	ROK TV	Axiom Telecom
Tanzania	Media	ROK Comics	Mobitel / Millicom
Tanzania	Media	Fonepark	Mobitel / Millicom
China	TV	FreeBe TV	CCTV / China Mobile
February 2008
Hong Kong	TV	ROK TV	CSL
Algeria	TV	ROK TV	Djezzy / Orascom
Peru	TV	ROK TV	Claro / A. Movil
El Salvadore	TV	ROK TV	Claro / A. Movil
Pakistan	TV	ROK TV	Ufone
Nigeria	TV	ROK TV	Celtel
Tanzania	TV	ROK TV	Vodacom
Kenya	TV	ROK TV	Safaricom
South Africa	TV	ROK TV	Mxit
India	Player	ROK Media Store	VSNL
Philippines	Player	ROK Media Store	Globe
Ivory Coast	TV	ROK TV	MTN
Pakistan	Surveillance	Python	Phoenix Security
United Kingdom	Hard	TBC	DSGi
March 2008
Tunisia	TV	ROK TV	Tunisisana / Orascom
Argentina	TV	ROK TV	CTI Movil / A. Movil
Brazil	TV	ROK TV	Claro / A. Movil
Chile	TV	ROK TV	Claro / A. Movil
D.R. Congo	TV	ROK TV	Vodacom
Botswana	TV	ROK TV	Orange
Saudi Arabia	TV	ROK TV	Saudi Telecom
Cameroon	TV	ROK TV	MTN
Philippines	TV	FreeBe TV	Globe
United Kingdom	Hard	Slider TBC	Virgin Mobile
April 2008
India	TV	ROK TV	Airtel
India	TV	ROK TV	VSNL (Darshan)
U.A.E.	TV	ROK TV	Du
Nigeria	TV	ROK TV	Vmobile
Pakistan	TV	ROK TV	Mobilink / Orascom
Bangladesh	TV	ROK TV	Banglalink / Orascom
Uganda	TV	ROK TV	MTN

Competition

Much of the technology we use has been recently developed, so it is not possible to identify our competitors accurately. However, we believe that the major competitors in our product markets are:

•	MobiTV	www.mobiTV.com	(competing with ROK TV)
•	Sling Box	www.sling.com	(competing with BLCX)
•	Actimagine	www.actimagine.com	(competing with ROK Player)
•	iTunes	www.itunes.com	(competing with ROK Media Store)

Given that the size of the worldwide market of mobile phone users reached 3 billion subscribers worldwide in August 2007, and is expected to exceed 4 billion subscribers by the end of 2010, we believe that there is space for a number of smaller product and service providers like us in the mobile phone user market.

Intellectual Property

We depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors’ products. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, copyright, trademark and patent laws. It is our policy to require employees and consultants to execute confidentiality agreements and invention assignment agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and for the assignment to us of intellectual property rights developed within the scope of the employment relationship.

ROK Productions Limited, our wholly-owned subsidiary, has been granted the following patents:

•	“Handling or Storing Content,” U.K. Application No 0423761.6, Patent No GB2410817, granted January 11, 2006,

•	“Providing Audio Visual Content,” U.K. Application No 0413231.1, Patent No GB2410146, granted March 17, 2007, and

•	“Providing Audio Visual Content (Configuring content for MMC),” U.K. Application No 0602328.7, Patent No GB2421394, granted March 21, 2007.

ROK Productions Limited has applied for the following additional patents:

•	Handling or Storing Content, Brazil Application No. PI0405684-1,

•	Digital Fingerprint, U.K. Application No. 0512086.0,

•	Rok Home TV - Handling Content, U.K. Application No. 0513057.0,

•	Media Player, International PCT Application No. IB2005/051965,

•	Handling or Storing Content, U.S. Application No. 60/624,132,

•	Digital Fingerprint (New Application), U.K. application No. 062756.9,

•	Digital Fingerprint, U.S. Application No. 11/360,722,

•	Digital Fingerprint, Taiwanese Application No. 95106304,

•	Purchasing a track playing on ROK Radio, PCT Application No. EP2006/063216,

•	MMC with DRM, U.K. Application No. 0617189.6 (passed for grant),

•	ROK Home TV, Malaysian Application No. PI 2006 3040,

•	ROK Home TV, Taiwan Application No. 95123152,

•	Purchasing a track playing on ROK Radio, Thailand Application No. 0601002716,

•	ROK Media Store, U.K. Application No. 0621132.0,

•	iPod Killer, U.K. Application No. 0621131.2,

•	Providing Audio Visual Content, India (awaiting application number),

•	Providing Audio Visual Content, Europe (awaiting application number),

•	Plural Media Players and Loader Program, U.S. Application No. 11/151,701,

•	Providing Audio Visual Content, PCT Application No. EP2006/060228,

•	VoIP Application on MMC, U.K. Application No. 06003257.7,

•	Digital Fingerprint, PCT Application No. EP2006/0602283594,

•	Digital Fingerprint, Malaysia Application ( PI 2006 0810

•	Handling Content, PCT Application No. EP2006/063594,

•	MMC with content adjusted for volume size, U.K. Application No. 0617190.4 (passed for grant),

•	Purchasing a Track playing on ROK Radio, Malaysian Application No. PI 2006 2815,

•	Digital Fingerprint, Thailand (awaiting application number),

•	ROK Home TV, Thailand Application No. 0601003005,

•	ROK Star / WAGR, U.K. Application No. 0621134.6,

•	Providing Audio Visual Content, Russia (awaiting application number),

•	Providing Audio Visual Content, China (awaiting application number),

•	Providing Audio Visual Content, U.S. (awaiting application number),

•	Gaming System with remote interface, European Application No. 04251400.0, and

•	Gaming System with remote interface, Brazil Application No. 002728.

In March 2005, ROK Productions Limited applied for a trademark for “ROK Player” in the United Kingdom in classes 09 and 38.

We cannot assure you that any or all the patents and trademarks we have applied for will issue from our applications.

Government Regulation

Mobile TV is very new and is not yet regulated in most of the world. However, each mobile network operator (MNO) must abide by the regulations, if any, set by their respective governing bodies. Adherence to any such regulations is the responsibility of the MNOs themselves, and liability for failure to adhere to them also lies with the MNOs, rather than of content/service providers like us. Such regulations generally cover pricing and age verification methods. Typically, these relevant regulations imposed on the networks or telephone communication providers are embedded as part of contractual obligations we undertake for the services we offer through the distribution partners.

As stated above, mobile TV is not yet regulated in most of the world; however, one territory where regulation has just begun is Pakistan. As such, ROK Asia has received its official license to broadcast on mobile devices, which license is issued by the Pakistan Electronic Media Regulatory Authority (PEMRA) pursuant to Pakistan Electronic Media Regulatory Authority Ordinance No. XIII, as amended by the Amendment Act 2007. This five-year license allows us to provide mobile TV services to any MNO in Pakistan.

Other services that we operate, including the use of billing subscriptions for various services offered to end users, are subject to regulation. In the United Kingdom, the Independent Committee for the Supervision of Standards of Telephone Information Services (ICSTIS) is the regulatory body for the premium rate telecommunications industry. ICSTIS (www.icstis.org.uk) will soon be renamed Phonepay Plus (www.phonepayplus.org.uk) and is the industry-funded regulatory body for all premium rate charged telecommunications services. This organization regulates the content and promotion of services through a Code of Practice, investigates complaints, and has the power to fine companies and bar access to services. In addition, it offers free copy advice and guidance to both existing and new service providers. The Eleventh Edition of the Code of Practice took effect on January 4, 2007. For all of our U.K. services falling within this category, we follow the Code of Practice set by ICSTIS/Phonepay Plus.

One area that is normally regulated is gaming. In the United Kingdom, ROK Bookmakers Limited, a wholly-owned subsidiary of ours, currently holds a valid Bookmakers Permit issued by the City of Westminster Betting Licensing Committee, pursuant to the Betting and Gaming and Lotteries Act, 1963, that allows us to run fixed-odds mobile games, such as blackjack, scratch cards and poker. This permit covers any United Kingdom operations in this area; however, we have no operations in this area that are currently live.

Facilities

Our corporate headquarters are located at ROK House, Kingswood Business Park, Holyhead Road, Albrighton, Wolverhampton WV7 3AU. We occupy 4,878 square feet of space under a lease with an annual rental rate of £40,000 (approximately $80,000) that expires in September 2013. We also lease 1,180 square feet of space in London, England, 3,138 square feet of space in Llandow, South Wales, 300 square feet of space in Gloucestershire, England, and 1,522 square feet of space in Lancaster, England. We pay £30,090 (approximately $60,180), £34,518 (approximately $69,036), £7,905 (approximately $15,810) and £15,000 (approximately $30,000), respectively, in annual rent under these leases, which expire in August 2009, July 2009, August 2008 and February 2012, respectively.

Employees

As of October 31, 2007, we employed 152 full-time employees and 5 part-time employees, excluding employees and consultants of any affiliated companies that are not at least 50%-owned subsidiary companies of ours. None of our employees is subject to a collective bargaining agreement and we believe that relations with our employees are very good.

Legal Proceedings

We are not involved in any pending or threatened material litigation or other material legal proceedings.

Risk Factors

Our business involves significant risks and uncertainties, many of which are beyond our control, and any investment in our common stock involves a high degree of risk. Discussed below are many of the material risk factors faced by us that may have an impact on our future results.

Risks Relating to Our Business and Industry

We are still in an early stage of development and have earned limited revenues to date.

We are a development-stage company. We have earned limited revenues to date and have supported our operations primarily through cash flow from product and service sales, and debt and private equity investment. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses and delays frequently encountered in connection with a new business and the development of new products and new technology.

We have a limited operating history, which limits the information available to you to evaluate our business, and have a history of operating losses and uncertain future profitability.

ROK was founded in May 2004 with the intention to design and develop the technology required to deliver audio-visual content to mobile phones. In November 2007, ROK completed the acquisition of the share capital of RCL, which was founded in 2002 to create new technology for the delivery of games to mobile phones. On a combined basis, ROK together with RCL have generated £3,721,669 (approximately $7,852,722) in revenue from inception through June 2007, and have incurred a combined operating loss of £24,072,257 (approximately $50,792,462) during that period. There is limited operating and financial information to evaluate our historical performance and our future prospects. We face the risks and difficulties of a development-stage company including the uncertainties of market acceptance, competition, cost increases and delays in achieving business objectives. We cannot assure you that we will succeed in addressing any or all of these risks or that our efforts will generate significant revenue or achieve future profitability. Our failure to do so would have an adverse effect on our business, financial condition and operating results.

We have a number of outstanding debt obligations that we may not be able to service.

As of October 31, 2007, ROK and RCL owed John Paul DeJoria, a co-founder, $13,024,000 and $896,000, respectively, excluding accrued interest which, as of October 31, 2007, totaled approximately $2,000,000 under both obligations. With the exception of $800,000 loaned to ROK that may need to be repaid sooner, these amounts were lent to ROK and RCL through a number of promissory notes that begin to mature in March 2009. As of October 31, 2007, ROK and RCL also owed Jonathan Kendrick, our Chairman and a co-founder, $4,604,892 and $1,176,617, respectively, excluding accrued interest. We may not be able to repay these promissory notes to our co-founders or pay the interest due on them on their respective maturity dates.

ROK also has several outstanding demand notes in the amount of £200,000, or approximately $400,000, that may need to be paid immediately upon any demand received. We have not received to date any demand for immediate repayment for any such demand notes. However, there is a possibility that such notes, which are primarily with ROK shareholders, co-founders and associated companies, may need to be paid immediately upon any demand received, and we may not have sufficient funds on hand to make such payments when received.

Because mobile media technology is new and evolving, its future growth or ultimate market size is difficult to predict. Our business will not grow or may grow less rapidly if the use of mobile media does not continue to grow.

Our industry is in the early stages of market acceptance of mobile media products and related services and is subject to rapid and significant technological change. Because of the new and evolving nature of mobile media technology, it is difficult to predict the size of the market, the rate at which the market for our products and services will grow or be accepted, if at all, or whether emerging technologies will render our products and services less competitive or obsolete. If the market for our products and services fails to develop or grows less rapidly than anticipated, our business would be significantly impacted.

If our products and services do not achieve market acceptance, we may not achieve our revenue and earnings goals in the time projected, or at all.

If we are unable to operate our business as contemplated by our business plan or if the assumptions underlying our business model prove to be unfounded, we could fail to achieve our revenue and earnings goals within the time we have projected, or at all, which would have a detrimental effect on our business.

Our operating results will be harmed if we are unable to manage and sustain our growth.

Our business is unproven on a large scale and actual operating margins may be less than expected. If we are unable to scale capacity efficiently, we may fail to achieve expected operating margins, which would have an adverse effect on our operating results.

We may need to secure additional funding to complete our product development and commercialization plans and we may be unable to raise additional capital.

Our cash requirements depend on numerous factors, including the extent of future research and development activities, our ability to commercialize our products and services, and market acceptance of our products and services. We expect to devote substantial capital resources to further our research and development initiatives, and expand our marketing and sales activities. Additional funds may be required to achieve broad commercial acceptance of our products and services. We may be unable to secure additional funding, or funding on acceptable terms, to pursue our expansion plans. If adequate funds are unavailable to satisfy either short-term or long-term capital requirements, we may be required to limit our operations in a manner inconsistent with our business plan, which could adversely affect operations in future periods.

Our products and services may become obsolete if we do not effectively respond to rapid technological change on a timely basis.

Our products and services are new and our business model is evolving. Our products and services depend on the needs of our customers and their desire to utilize mobile media technology. Since the mobile media industry is characterized by evolving technologies, uncertain technology and limited availability of standards, we must respond quickly to technological changes affecting our customers. We may not be successful in developing and marketing on a timely and cost-effective basis new or modified products that respond to technological changes, evolving customer requirements and competition.

We may have difficulty managing growth in our operations as a result of limited management personnel and resources.

We continue to undergo rapid change in the scope and breadth of our operations as the development and commercialization of our mobile media products and services advances. Such rapid change is likely to place a significant strain on our senior management team and other resources. We will be required to make significant investments in our technology, logistics, financial and management information systems and to motivate and effectively manage our employees. Our business, prospects, results of operations and financial condition could be harmed if we encounter difficulties in effectively managing the process of implementing such changes.

If we fail to recruit and retain qualified senior management and other key personnel, we will not be able to execute our business plan.

Our business plan requires us to hire a number of qualified personnel, as well as retain our current key management employees. We must attract leading talent to be able to execute our business strategy. Presently, our senior executive officers are Jonathan Kendrick, Chairman of the Board, Laurence Alexander, President and Chief Executive Officer, James Kendrick, Chief Operating Officer, and Alex Renny, Chief Financial Officer. We currently maintain key-man life insurance for our benefit on the lives of Jonathan Kendrick for £0.75 million (approximately $1.5 million) of coverage, Jeremy Boswell, our Chief Technical Officer, for £0.5 million (approximately $1 million) of coverage, and Paul Lessells, our Chief Executive Officer in China, for $1 million of coverage. The policies are held through a wholly-owned subsidiary. Although we have entered into employment agreements with each of these individuals and other senior executives, the loss of the services of one or more of our senior executives or our inability to find additional executives we require for any reason could impair our ability to execute our business plan.

If we fail to protect our intellectual property, our current competitive strengths could be eroded and we could lose customers, market share and revenues.

Our viability will depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products and services from our competitors’ products and services. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, copyright, trademark and patent laws.

The process of seeking patent, industrial design and trademark protection can be time-consuming and expensive. We cannot assure you that patents, industrial design registrations or trademark registrations will issue from currently pending or future applications or any new patents, industrial design registrations or trademark registrations that may be issued will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us. We cannot assure you that any pending or future patent, industrial design or trademark applications will be granted in respect of our technology and business, or that any pending or future patents, industrial design registrations or trademark registrations will not be challenged, invalidated, ignored, circumvented or otherwise rendered unenforceable, or that the rights granted under such patents, industrial design registrations or trademark registrations will provide meaningful protection or competitive advantages to us.

Similarly, we cannot assure you that common law trademark rights, copyright, trade secret and non-disclosure agreements and other contractual provisions will provide meaningful protection or any commercial advantage to us, or that our existing or future common law trademark rights, copyrights, trade secrets and non-disclosure agreements and other contractual provisions will not be challenged, invalidated, ignored, circumvented or otherwise rendered unenforceable, or that the rights arising under our existing or future common law trademark rights, copyrights, trade secrets and non-disclosure agreements and other contractual provisions will provide meaningful protection or any commercial advantage to us.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products and services or obtain and use information that we regard as proprietary. Unauthorized use of our proprietary technology could harm our business. Litigation to protect our intellectual property rights can be costly and time-consuming to prosecute, and we cannot assure you that we will be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Although we believe that our products and services do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur which could have a material adverse effect on our business.

In the event that products and services we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products and services or obtain a license for the manufacture and/or sale of such products and services. In such event, we cannot assure you that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business. Moreover, we cannot assure you that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if our products and services or proposed products and services are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have an adverse effect on our business.

We face competition from other companies developing mobile media technology and content.

There are other companies in the mobile media area developing technologies and content. We cannot assure you that our competitors will not be able to duplicate our technology or provide products and services similar to ours more efficiently. Many of the potential competitors in the market are also organizations with access to significant resources that may be applied to research and development of mobile media technologies and services. We cannot assure you that we will be among the top companies developing new technologies and the services that emerge.

Our business plan includes dependence upon products, services and content developed or provided by third parties and our inability to successfully integrate our products and services with third parties’ products and services, or secure content from third parties, could adversely affect our business.

Our success is dependent on our ability to continue to enter into agreements, and successfully integrate our products and services, with original equipment manufacturers, mobile network operators and content providers (including television networks and media companies) on terms that enable us to operate profitably. We cannot assure you that we will be able to continue to enter into such agreements on terms satisfactory to us.

In addition, we are largely dependent on mobile network operators for delivery of our products, services and content. Interruptions in the operations of the mobile network operators that we work with could adversely affect our business.

Changes in government policies and regulation, including telecommunications policies, could affect our business.

To date, the markets targeted by us have been influenced by government regulation, including telecommunications laws, regulations and policies emerging in various parts of the world. We cannot guarantee that these laws, regulations and policies will not change. Changes in these laws, regulations and policies could result in changes in regional and country-specific mobile telecommunications business environments that could limit our business or make it economical to do business there.

We operate in different countries and are subject to foreign regulation and taxation.

Our operating and growth strategies depend upon aggressive expansion into foreign markets. Therefore, we are now and will continue to be affected by the economic, social and political conditions in other countries. Many parts of the world have experienced significant economic and political turmoil. Our ability to develop business in such countries could be adversely affected as a result of this economic and political turmoil. In addition, changes in policies by the United Kingdom or other governments could negatively affect us.

We are also subject to taxation in jurisdictions outside of the United Kingdom. In addition, transactions between our foreign operations and ourselves may be subject to withholding and other taxes. The extent, if any, to which we will receive credit in the United Kingdom for taxes paid in foreign jurisdictions will depend upon the application of limitations set forth in the tax code of the United Kingdom and other countries in which we conduct business, as well as the provisions of any tax treaties that may exist between the United Kingdom and such foreign jurisdictions.

Our business is subject to exchange rate fluctuations.

All of our revenues are earned outside of the United States and collected in local currencies. In addition, we generally pay operating expenses in local currencies. As a result, we are at risk from exchange rate fluctuations between such local currencies, the British pound and the U.S. dollar. Exchange rate fluctuations have been substantial in many parts of the world in the last year and there can be no assurance that we will not be adversely impacted by such fluctuations. We do not conduct any foreign exchange hedging activities to protect against those risks at the present time, but intend to do so in the future.

United States civil liabilities may not be enforceable against us.

Substantially all of our directors and executive officers and certain of the experts named in this report are not residents of the United States and virtually all of the assets of these persons and virtually all of our assets are located outside the United States. As a result, it may not be possible for you to serve summons and complaints within the United States upon these persons or upon us. Similarly, it may not be possible to enforce in U.S. courts, against such persons or against us, judgments of the U.S. courts based upon civil liability provisions of the U.S. federal or state securities laws. In addition, it may be difficult in English courts for you, in original suits or in suits for the enforcement of judgments of U.S. courts, to enforce certain civil liabilities based upon U.S. federal or state securities laws against us or our directors or executive officers, or our experts.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude us from accomplishing these critical functions. Commencing with the year ending December 31, 2008, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and, commencing with the year ending December 31, 2009, a report by our independent registered public accounting firm addressing these assessments. Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain effective internal controls could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

There are additional requirements and costs associated with becoming a public company which may prove to be burdensome, especially for a smaller public company.

As a result of our share exchange transaction, ROK became our wholly-owned subsidiary and, accordingly, became subject to the information and reporting requirements of the U.S. securities laws, including the Sarbanes-Oxley Act. The U.S. securities laws require, among other things, review, audit and public reporting of our financial results, business activities, adequacy of controls and other matters. We cannot assure you that we will be able to comply with all of these requirements. Our cost of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause ROK’s expenses to be higher than they would be if it had remained privately-held and the share exchange transaction had not been completed. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional consultants and professionals. Our failure to comply with U.S. securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our securities and the ability of our stockholders to resell their securities.

Risks Related to Our Common Stock

Because we became public through a share exchange transaction (or reverse acquisition), we may not be able to attract the attention of major brokerage firms.

Additional risks are associated with ROK becoming public through a share exchange transaction (or reverse acquisition). For example, security analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any public offerings on our behalf in the future.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares. In addition, since our common stock is quoted on the OTC Bulletin Board, our stockholders may find it difficult to obtain accurate quotations of our common stock and may find few buyers to purchase the stock or a lack of market makers to support the stock price.

A significant number of the shares of our common stock are eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of common stock in the public market could harm the market price of our common stock. We issued 45,956,161 shares of common stock in our share exchange transaction. The shares issued in the share exchange are restricted under federal securities laws. These shares will generally be salable under Rule 144 of the Securities Act of 1933, as amended. Sales of common stock either pursuant to a registration statement or Rule 144 are likely to have a depressive effect on the market of our common stock.

Our officers, directors and co-founder have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our executive officers, present and proposed directors and ROK’s co-founder beneficially own approximately 37% of our outstanding voting securities. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.

We may engage in additional financing that could lead to dilution of existing stockholders.

ROK has relied on equity and debt financing to carry on its business to date, which has consisted primarily of product development, the negotiation of strategic alliances and marketing activities. Any future financings by us may result in substantial dilution of the holdings of existing stockholders and could have a negative impact on the market price of our common stock. Furthermore, we cannot assure you that such future financings will be possible.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Cautionary Language Regarding Forward-Looking Statements and Industry Data

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this report. Important factors that may cause actual results to differ from projections include, but are not limited to, for example:

● adverse economic conditions,

● inability to raise sufficient additional capital to operate our business,

● unexpected costs, lower than expected sales and revenues, and operating defects,

● adverse results of any legal proceedings,

● the volatility of our operating results and financial condition,

● inability to attract or retain qualified senior management personnel, and

● other specific risks that may be referred to in this report.

All statements, other than statements of historical facts, included in this current report regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this report. We undertake no obligation to update any forward-looking statements or other information contained herein. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from its expectations under “Risk Factors” and elsewhere in this report. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Information regarding market and industry statistics contained in this current report is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See “Risk Factors” for a more detailed discussion of risks and uncertainties that may have an impact on our future results.

Management’s Discussion and Analysis or Plan of Operation

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included under Item 9.01(a) of this current report.

Overview

We are a development stage company. Since ROK’s inception, we have devoted substantially all of our efforts to planning, research and development activities, and raising capital. ROK is a content/entertainment services sourcing and distribution company with global reach and capabilities that concentrate on mobile distribution, targeting specific special interest and social networking groups of consumers in particular. Mobile, in this case, means mobile devices, where the connection to the device could be via OTA means (GPRS/WCDMA) or the internet. ROK is vertically integrated in that it sources the content and services (through internal development or purchase), prepares these for distribution and finally distributes and monetizes the content. In terms of distribution and reach, ROK is a highly diversified business portfolio with a global footprint, and in terms of content-sourcing ROK is rapidly expanding its capabilities.

Our company has been engaged in development and testing of products and services and, to date, revenues have been nominal and we have incurred operational losses for all historic periods. We have financed our activities to date through the proceeds from sales of our common stock in private placement financings and the proceeds from the issuance of our promissory notes in private financings. Our co-founders, Jonathan Kendrick and John Paul DeJoria, have provided $5,781,509 and $13,920,000, respectively, as of November 2007.

The global market for mobile devices went through 3 billion devices in the third quarter of 2007 and is expected to pass 4 billion devices before the end of 2010. We believe that the engines for growth are not the developed world - the last 1 billion mobile device owners have come primarily from Eastern Europe, China, South and Central America, North America and India. We expect that the next billion will mainly come from the Far East, particularly China and India - China and India are achieving net subscriber additions at the rate of in excess of 6 million a month each. We concentrate our distribution to these growth markets, which we believe are best exploited by our current technology. Our short-term strategy is to quickly establish as much market presence as we can, followed by heavy cross-selling of products and services to make us “sticky” with consumers and our local marketing partners.

Content acquisition and ownership are an integral part of the ROK TV experience. We believe that these are likely to be the main long-term competitive advantages that we enjoy in the market. Therefore, the upstream content elements cannot be ignored, and content acquisition is a high-profile function in our company. As part of this, we hold partial ownership in ROK Motion Limited, a film production company that makes unique content suitable for the Internet and mobile distribution and is negotiating acquisition terms with other similar producers. Ultimately, we expect that these content sourcing functions will become a significant contributor to future revenues and earnings.

With respect to our mobile TV offerings, Nokia is offering both versions of ROK’s mobile TV forms on its handsets. ROK TV is being pre-loaded onto the E and N series of handsets sold by Nokia in Europe and FreeBe TV on all suitable handsets in the United States. Our TV division is a complete distribution division, divided into ROK TV and FreeBe TV. We expect this division to be the single biggest contributor to our revenues and earnings in the future.

China is represented as a separate business unit within our company, mainly because of the ownership structure (a minority ownership by an affiliate of the Beijing Municipal Government). New Net has strong ties with the Beijing Welfare Lottery (the largest of just two lotteries in China and the only legal form of gambling) and now sells Beijing Welfare Lottery’s lottery tickets online and has reached agreement to create and run games for sale online and via mobile phone.

Convenience Translations

Our accounts are maintained in British pounds.  All amounts in British pounds set forth in this prospectus have been translated to United States dollars using the November 13, 2007 Federal Reserve Noon Buying Rate of ₤1.00 = $0.4824, except where noted otherwise.

Plan of Operation

ROK Entertainment Group Limited

Three Months ended June 30, 2007 Compared to Three Months ended June 30, 2006

Revenues

Revenues totaled $2,220 and $85,028 for the three months ended June 30, 2007 and 2006, respectively. This dip in revenues reflected our final testing and pre-roll out stage where we focused our resources on ensuring that the new developments were ready for launch in a number of different global territories and some previous product lines were suspended temporarily so that they could be re-launched to dovetail with the global roll out of ROK TV. We earned revenue during the three months ended June 30, 2007 from the provision of content and entertainment services on mobile phones. Of the revenue earned in 2007, $911 was earned from the United Kingdom and $1,309 was earned from other European Union countries. Revenue in 2006 was based on the same income streams with $79,060 earned from the United Kingdom and $5,968 from other European Union countries.

Costs and Expenses

Payroll and related expenses. Payroll and related expenses totaled $2,708,420 for the three months ended June 30, 2007, an increase of $1,511,039 over payroll and related expenses of $1,197,381 for the three months ended June 30, 2006, due primarily to continued increases in staffing levels and a charge of $950,566 for share-based payments for the three months ended June 30, 2007 compared to $31,645 for the three months ended June 20, 2006. Not all members of our senior management team have taken all of their salaries, but the full amount of such salaries has been accrued for in the accounts. Salary expense for the three months ended June 30, 2007 was $1,571,669, an increase of $536,998 over the equivalent period to June 30, 2006. In addition, 2007 expenses include higher national insurance taxes of $186,185, associated with increased staffing levels. The increase in staffing in 2007 compared to 2006 includes the addition of two members of our senior management team, a new development team of 14 people at the Lancaster office and an additional seven developers at the Welsh software development office.

General and administrative expenses. General and administrative expenses totaled $374,072 for the three months ended June 30, 2007, a decrease of $535,430 compared to general and administrative expenses of $909,502 for the three months ended June 30, 2006. The decrease in 2007 compared to 2006 is due primarily to a our transition from research and development to roll out of products, which is reflected by a decrease in the charge for the three months ended June 30, 2007 of $275,037 compared to the three months ended June 30 2006; a reduction in the charge for overseas business costs to $132,622 in the three months ended June 30, 2007 compared to $189,739 in the three months ended June 30 2006; with the significant higher overhead for the three months ended June 30, 2007 being license fees of $71,486 with no charge in the three months ended June 30, 2006.

Legal and professional fees. Legal and professional fees amounted to $440,817 for the three months ended June 30, 2007, an increase of $190,631 over the charge of $250,186 for the three months ended June 30, 2006. This resulted from our transition from research and development phase to the global roll out of our products and consisted of substantially increased, consultancy, legal and audit fees.

Fiscal Year ended March 31, 2007 Compared to Fiscal Year ended March 31, 2006

Revenues

Revenues totaled $627,480 and $259,277 for the fiscal years ended March 31, 2007 and 2006, respectively. We earned revenue during the year ended March 31, 2007 from the provision of content and entertainment services on mobile telephones. Of the revenue earned in fiscal 2007, $140,690 was earned from the United Kingdom, $6,590 was earned from other European Union countries and $480,200 was earned from the rest of the world. Revenue in fiscal 2006 was based on the same income streams with turnover in respect of the rest of the world increasing from $81,025 for that year to $480,200 for the fiscal year ended March 31, 2007.

Costs and Expenses

Payroll and related expenses. Payroll and related expenses, including stock-based compensation, totaled $7,183,094 for the fiscal year ended March 31, 2007, an increase of $3,535,995 over payroll and related expenses of $3,647,099 for the fiscal year ended March 31, 2006, due primarily to an increase in staffing to facilitate the addition of the various new products and their launch in numerous global territories. Stock-based compensation amounted to $1,409,212 in the fiscal year ended March 31, 2007 compared to $78,789 in the previous fiscal year. Salaries for the fiscal year ended March 31, 2007 amounted to $5,138,093, an increase of $1,941,765 over the charge for the fiscal year ended March 31, 2006 of $3,196,328. In addition, fiscal 2007 expenses include higher national insurance taxes of $571,812, associated with increased staffing levels. Not all of our senior management team took all of their salaries in full during these periods but where applicable the full salaries have been accrued in the accounts. The increase in staffing in fiscal 2007 compared to fiscal 2006 includes five additions to our senior management team to add further marketing, financial and operational expertise, the recruitment of 11 new software developers for the Welsh software development office and the establishment of the Lancaster software development office with ten newly-recruited specialist developers.

General and administrative expenses. General and administrative expenses totaled $3,105,112 for the fiscal year ended March 31, 2007, an increase of $808,058 compared to general and administrative expenses of $2,297,054 for the fiscal year ended March 31, 2006. The increase in fiscal 2007 compared to fiscal 2006 is due primarily to substantial increases in the charge for research and development expenditure of $770,868 for the fiscal year ended March 31, 2007, an increase of $616,299 over the charge for the fiscal year ended March 31, 2006 of $154,569; overseas business costs which amount to $575,566 for the fiscal year ended March 31, 2007, an increase of $369,956 compared to $205,600 for the fiscal year ended March 31, 2006; amortization with a charge for the fiscal year ended March 31, 2007 of $216,276, an increase of $187,576 over the charge of $28,700 for the fiscal year ended March 31, 2006; and an increase in training and recruitment with a charge of $179,087 for the fiscal year ended March 31, 2007 compared to $45,880 for the fiscal year ended March 31, 2006, an increase of $133,207. These increases are offset by a reduction in license fees with $183,828 charged to the accounts in the fiscal year ended March 31, 2007 compared to $515,635 in the fiscal year ended March 31, 2006, and no charge for bad debts in the fiscal year ended March 31, 2007 while $238,970 was written off in the fiscal year ended March 31, 2006.

Research and development expenses. Research and development costs of $770,868 for the fiscal year ended March 31, 2007 compared to $154,569 for the fiscal year ended March 31, 2006 reflect increases in our content applications development. These costs were the subject of a successful claim for research and development tax credit which amounted to $1,097,600 for the fiscal year ended March 31, 2007.

ROK Corporation Limited

Three Months ended June 30, 2007 Compared to Three Months ended June 30, 2006

Revenues

Revenues totaled $592,867 and $813,067 for the three months ended June 30, 2007 and 2006, respectively. This reflected RCL’s transition from its research and development phase to final test and pre-roll out phase. A number of products were temporarily suspended so that they could be re-launched to dovetail with the launch of ROK TV in their particular territory. We earned revenue during the three months ended June 30, 2007 of $318,039 from the provision of content and entertainment services on mobile telephones and $274,828 from the sale of diamonds and other jewelry products. Of the revenue earned in 2007, $274,828 was earned from the United Kingdom and $318,039 from the rest of the world. Revenue in 2006 was based on the same income streams with $159,009 earned from the United Kingdom, $7,485 from other European Union countries and $646,573 from the rest of the world.

Costs and Expenses

Payroll and related expenses. Payroll and related expenses totaled $188,906 for the three months ended June 30, 2007, an increase of $ 72,201 over payroll and related expenses of $116,709 for the three months ended June 30, 2006, due primarily to increased numbers of staff and our desire to now roll out the product portfolio on a global basis (which includes a charge of $26,372 for share-based payments while there is no charge in the three months ended June 30, 2007). Not all of the members of our senior management team have taken their full salaries during the periods, but where applicable such full salaries have been accrued in the accounts. Salary expense for the three months ended June 30, 2007 of $171,834 was an increase of $87,320 over salary expense of $84,514 for the three months ended June 30, 2006. In addition, 2007 expenses include higher national insurance taxes of $17,076, associated with increased staffing levels.

General and administrative expenses. General and administrative expenses totaled $256,171 for the three months ended June 30, 2007, an increase of $75,032 compared to general and administrative expenses of $181,129 for the three months ended June 30, 2006. The increase in 2007 compared to 2006 is due primarily to increased, currency costs of $69,790 and an increased charge for sales and marketing expenditure of $63,316 for the three months to June 30, 2007, compared to a charge of $47,905 for the three months ended June 30, 2006 while depreciation reduced to $34,521 for the three months ended June 30, 2007, compared to $46,412 for the three months ended June 30, 2006.

Fiscal Year ended March 31, 2007 Compared to Year ended March 31, 2006

Revenues

Revenues totaled $3,824,242 and $1,468,341 for the fiscal years ended March 31, 2007 and 2006, respectively. We earned revenue during the fiscal year ended March 31, 2007 of $2,893,130 from the provision of content and entertainment services on mobile telephones and $931,111 from the sale of diamonds and other jewelry products. Of the revenue earned in fiscal 2007, $922,619 was earned from the United Kingdom, $6,934 was earned from other European Union countries and $2,894,689 was earned from the rest of the world. Revenue in fiscal 2006 was based on the same income streams with substantial increases from fiscal 2006 to fiscal 2007 in the United Kingdom and the rest of the world.

Costs and Expenses

Payroll and related expenses. Payroll and related expenses totaled $618,470 for the fiscal year ended March 31, 2007, a decrease of $239,145 over payroll and related expenses of $857,615 for the fiscal year ended March 31, 2006. Salaries for the fiscal year ended March 31, 2007 were $500,758, a reduction of $80,981 from the charge of $581,739 for the fiscal year ended March 31, 2006. This decrease was due primarily to the fact that a comprehensive portfolio of gaming applications had been established and certain staff members were therefore being transferred to ROK to work on the development of content applications.

General and administrative expenses. General and administrative expenses totaled $1,678,965 for the fiscal year ended March 31, 2007, an increase of $585,401 compared to general and administrative expenses of $1,093,564 for the fiscal year ended March 31, 2006. Higher expenses in the fiscal year ended March 31, 2007 included $668,407 for sales and marketing expenditure, an increase of $677,550 over the credit for the previous year and an increased charge for currency exchange of $360,280. These increases are offset by a zero charge for bad debts in the fiscal year ended March 31, 2007, compared to a write-off of $551,566 for the fiscal year ended March 31, 2006.

Legal and professional costs. Legal and professional costs amounted to $509,909 for the fiscal year ended March 31, 2007 compared to $51,053 for the fiscal year ended March 31, 2006, an increase of $458,856. The most significant aspect of this was a substantial increase in consultancy fees which amounted to $359,146 for the fiscal year ended March 31, 2007.

Research and development expenses. There was no research and development tax credit in the fiscal year ended March 31, 2007, compared to a refund of $63,905 in the fiscal year ended March 31, 2006. This reflects the fact that development of the games portfolio had been largely completed and the development team had been transferred to ROK to focus on the development of mobile entertainment content applications.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Liquidity and Capital Resources

Since ROK’s inception, it has financed operations through product and service sales to customers, debt and private equity investment by existing stockholders and short-term debt.

As of October 31, 2007, ROK had approximately $10,000 in cash and cash equivalents. We estimate that our existing cash, combined with our revenues and expected funds to be raised by the anticipated sale of approximately 4.4 million shares of our equity securities, will be sufficient to fund current operations. If our plans or assumptions change or prove to be inaccurate, we may be required to seek additional capital through public or private debt or equity financings. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. If we cannot raise sufficient funds on acceptable terms, we may have to curtail our level of expenditures and our rate of expansion.

As of October 31, 2007, ROK and RCL owed John Paul DeJoria, a co-founder, $13,024,000 and $896,000, respectively, excluding accrued interest which, as of October 31, 2007, totaled approximately $2,000,000 under both obligations. With the exception of $800,000 loaned to ROK that may need to be repaid sooner, these amounts were lent to ROK and RCL through a number of promissory notes that begin to mature in March 2009. In addition, as of October 31, 2007, ROK and RCL owed Jonathan Kendrick, our Chairman and a co-founder, $4,604,892 and $1,176,617, respectively, excluding accrued interest.

As of October 31, 2007, in addition to group balances, affiliated balances and the other balances shown in our financial statements, ROK had £200,000 (approximately $400,000) in outstanding demand loans which may need to be paid immediately upon any demand received. We have not received any demand for immediate repayment for any demand loans. However, there is a possibility that any loans, including the two referred to above which are for £100,000 (approximately $200,000) each, with a ROK employee and a beneficial shareholder, may need to be paid immediately upon any demand received, and we may not have sufficient funds on hand to make such demand payments when received.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting polices and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosures of commitments and contingencies at the date of the financial statements.

On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and judgments on a variety factors including our historical experience, knowledge of our business and industry, current and expected economic conditions, the composition of our products/services and the regulatory environment. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.

While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates. A description of significant accounting polices that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:

ROK Entertainment Group Limited

Basis of preparation

The consolidated financial statements of ROK for the fiscal year ended March 31, 2007, were authorized for issue by the board of directors on November 19, 2007.

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards in the United Kingdom.

ROK’s consolidated balance sheet shows a deficit of shareholders’ funds at March 31, 2007 and it has operated at a loss since its incorporation in 2004 having been committed to the development of the ROK’s product portfolio. The financial statements have been prepared on the going concern basis, which assumes that ROK will continue in operational existence for the foreseeable future. The directors are sufficiently aware of their duty to present a balanced assessment of ROK’s financial position and prospects to enable them to conclude that it is appropriate to conclude that it is appropriate to adopt the going concern basis of preparation. The following paragraphs summarize the issues and the basis on which the directors have reached their conclusion.

The directors are aware of the need to consider the trading performance and cashflows since the year end and the ability to be able to generate investment and loan monies into ROK, in all cases paying particular attention to the period ending twelve months after the date of approval of these financial statements. Since the year end, ROK has continued to make trading losses and consequently has had to generate cashflows by way of investments and loans to support its continued investment in technology. For example, since the year end John Paul DeJoria , one of the co-founders, has loaned over $4.4 million to ROK and in excess of $10.4 million of investment and loans have also been received from other parties to support ROK’s development.

On November 6, 2007, ROK acquired the entire share capital of RCL. On November 14, 2007, ROK was acquired by way of share exchange by us.

Historically, ROK received financial support from its founders and shareholders. Consequently, notwithstanding the above, the directors also believe they have received sufficient comfort that, as has previously been the case and as at the date of the signing of these accounts, continued funding is expected to be made available to finance ROK’s working capital requirements for the foreseeable future again, paying particular attention to the period ending twelve months after the date of approval of these financial statements. Although there is no legal obligation for any of our founders or shareholders to provide this continued support, the directors are confident that such funding would be available.

Basis of consolidation

The consolidated financial statements incorporate those of ROK and all of its subsidiary undertakings for the year. Subsidiaries acquired during the year are consolidated using the acquisition method. Their results are incorporated from the date that control passes. The difference between the cost of acquisition of shares in subsidiaries and the fair value of the separable net assets acquired is capitalized and written off on a straight line basis over its estimated economic life. Provision is made for impairment where appropriate.

Turnover

Turnover is recognized as the fair value of the consideration received or receivable for sale of goods and/or services delivered to the customer in the ordinary nature of the business. Turnover is shown net of value added tax (VAT) and any discounts, if applicable. Turnover is generated by the provision of content and entertainment services on mobile telephones.

Purchased goodwill

Goodwill representing the excess (or shortfall) of the purchase price compared with the fair value of net assets acquired is capitalized and written off evenly over not more than 20 years as in the opinion of the directors this represents the period over which the goodwill is effective. Purchased goodwill is reviewed for impairment if events or changes in circumstances indicate that the carrying amounts may not be appropriate or as otherwise required by relevant accounting standards.

Finance costs

Finance costs of debt are recognized in the profit and loss account over the term of the debt at a constant rate on the carrying amount. Associated exchange gains are recognized as part of the finance costs.

Research and development

All research and other development costs are written off as incurred.

Tangible fixed assets

Fixed assets are stated at historical cost.

Depreciation is provided on all tangible fixed assets at rates calculated to write each asset down to its estimated residual value evenly over its expected useful life, as follows:

•	Leasehold improvements	20% straight line, and
•	Plant and machinery	33⅓% straight line.

Impairment

Fixed assets are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be recoverable or as otherwise required by relevant accounting standards.

Shortfalls between the carrying value of fixed assets and their recoverable amounts, being the higher of net realizable value and value-in-use are recognized as impairments. We have no revalued assets so any impairment losses are recognized in the profit and loss account.

Investments

Long term investments are classified as fixed assets and are stated at cost in the balance sheet.

Provision is made for any impairment in the value of fixed asset investments.

Stocks and work in progress

Stocks and work in progress are valued at the lower of cost and net realizable value.

Deferred taxation

Deferred tax is recognized in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between ROK’s taxable result and its results as stated in the financial statements that arise from the inclusion of gains and losses in the tax assessments in periods different from those in which they are recognized in the financial statements.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is measured on a non-discounted basis.

Foreign currencies

Assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. All differences are taken to the profit and loss account.

Assets, liabilities, and results of overseas subsidiaries are translated at the rate ruling at the balance sheet date.

Leased assets and obligations

Where assets are financed by leasing agreements that give rights approximating to ownership (“finance leases”), the assets are treated as if they had been purchased outright. The amount capitalized is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor.

Lease payments are treated as consisting of capital and interest elements, and the interest is charged to the profit and loss account in proportion to the remaining balance outstanding.

All other leases are “operating leases” and the annual rentals are charged to profit and loss account on a straight line basis over the lease term.

Share-based payments

The financial statements include the application of the requirements of FRS 20 Share-based Payments. In accordance with the transitional provisions FRS 20 has been applied to all grants of equity instruments after November 7, 2002 that had not yet vested at the date of transition.

Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on ROK’s estimate of shares that will eventually vest.

ROK issues equity-settled share-based payments to certain employees. These are measures at fair value at the date of grant and this amount is expensed on a straight-line basis over the vesting period based on ROK’s estimate of the number of shares that will eventually vest.

The fair value is measured by use of the Black-Scholes option pricing model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effect on non-transferability, exercise restrictions and behavioral considerations.

Retirement benefits

ROK operates a defined contribution pension scheme. The amount charged to the profit and loss account in respect of pension costs is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

ROK Corporation Limited

Basis of preparation

The consolidated financial statements of RCL for the fiscal year ended March 31, 2007, were authorized for issue by the board of directors on November 19 2007.

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards in the United Kingdom.

RCL’s consolidated balance sheet shows a deficit of shareholders’ funds at March 31, 2007 and it has operated at a loss since its incorporation in 2001 having been committed to the development of the RCL’s product portfolio. The financial statements have been prepared on the going concern basis, which assumes that RCL will continue in operational existence for the foreseeable future. The directors are sufficiently aware of their duty to present a balanced assessment of RCL’s financial position and prospects to enable them to conclude that it is appropriate to conclude that it is appropriate to adopt the going concern basis of preparation. The following paragraphs summarize the issues and the basis on which the directors have reached their conclusion.

The directors are aware of the need to consider the trading performance and cashflows since the year end and the ability to be able to generate investment and loan monies into RCL, in all cases paying particular attention to the period ending twelve months after the date of approval of these financial statements. Since the year end, RCL has continued to make trading losses and consequently has had to generate cashflows by way of investments and loans to support its continued investment in technology.

On November 6, 2007, RCL completed a transaction and all the necessary documentation whereby its entire share capital was acquired by ROK. On November 14, 2007, ROK was acquired by way of share exchange by us.

Historically, RCL received financial support from its founders and shareholders. Consequently, notwithstanding the above, the directors also believe they have received sufficient comfort that, as has previously been the case and as at the date of the signing of these accounts, continued funding is expected to be made available to finance RCL’s working capital requirements for the foreseeable future again, paying particular attention to the period ending twelve months after the date of approval of these financial statements. Although there is no legal obligation for any of its founders or shareholders to provide this continued support, the directors are confident that such funding would be available.

Basis of consolidation

The consolidated financial statements incorporate those of RCL and all of its subsidiary undertakings for the year. Subsidiaries acquired during the year are consolidated using the acquisition method. Their results are incorporated from the date that control passes. The difference between the cost of acquisition of shares in subsidiaries and the fair value of the separable net assets acquired is capitalized and written off on a straight line basis over its estimated economic life. Provision is made for impairment where appropriate.

Turnover

Turnover is recognized as the fair value of the consideration received or receivable for sale of goods and/or services delivered to the customer in the ordinary nature of the business. Turnover is shown net of value added tax (VAT) and any discounts, if applicable. Turnover is generated by the provision of content and entertainment services on mobile telephones and from the sale of diamonds and other jewelry products..

Purchased goodwill

Goodwill representing the excess (or shortfall) of the purchase price compared with the fair value of net assets acquired is capitalized and written off evenly over not more than 20 years as in the opinion of the directors this represents the period over which the goodwill is effective. Purchased goodwill is reviewed for impairment if events or changes in circumstances indicate that the carrying amounts may not be appropriate or as otherwise required by relevant accounting standards.

Finance costs

Finance costs of debt are recognized in the profit and loss account over the term of the debt at a constant rate on the carrying amount. Associated exchange gains are recognized as part of the finance costs.

Research and development

All research and other development costs are written off as incurred.

Tangible fixed assets

Fixed assets are stated at historical cost.

Depreciation is provided on all tangible fixed assets at rates calculated to write each asset down to its estimated residual value evenly over its expected useful life, as follows:

•	Leasehold improvements	20% straight line, and
•	Plant and machinery	33⅓% straight line.

Impairment

Fixed assets are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be recoverable or as otherwise required by relevant accounting standards.

Shortfalls between the carrying value of fixed assets and their recoverable amounts, being the higher of net realizable value and value-in-use are recognized as impairments. RCL has no revalued assets so any impairment losses are recognized in the profit and loss account.

Investments

Long term investments are classified as fixed assets and are stated at cost in RCL’s balance sheet.

Provision is made for any impairment in the value of fixed asset investments.

Stocks and work in progress

Stocks and work in progress are valued at the lower of cost and net realizable value.

Deferred taxation

Deferred tax is recognized in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between RCL’s taxable result and its results as stated in the financial statements that arise from the inclusion of gains and losses in the tax assessments in periods different from those in which they are recognized in the financial statements.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is measured on a non-discounted basis.

Foreign currencies

Assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. All differences are taken to the profit and loss account.

Assets, liabilities, and results of overseas subsidiaries are translated at the rate ruling at the balance sheet date.

Leased assets and obligations

Where assets are financed by leasing agreements that give rights approximating to ownership (“finance leases”), the assets are treated as if they had been purchased outright. The amount capitalized is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor.

Lease payments are treated as consisting of capital and interest elements, and the interest is charged to the profit and loss account in proportion to the remaining balance outstanding.

All other leases are “operating leases” and the annual rentals are charged to profit and loss account on a straight line basis over the lease term.

Share-based payments

The financial statements include the application of the requirements of FRS 20 Share-based Payments. In accordance with the transitional provisions FRS 20 has been applied to all grants of equity instruments after November 7, 2002 that had not yet vested at the date of transition.

Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on RCL’s estimate of shares that will eventually vest.

RCL issues equity-settled share based payments to certain employees. These are measures at fair value at the date of grant and this amount is expensed on a straight-line basis over the vesting period based on RCL’s estimate of the number of shares that will eventually vest.

The fair value is measured by use of the Black-Scholes option pricing model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effect on non-transferability, exercise restrictions and behavioral considerations.

Retirement benefits

RCL operates a defined contribution pension scheme. The amount charged to the profit and loss account in respect of pension costs is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of November 14, 2007, by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group.

Name(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)
5% Stockholders:

DeJoria Family Trust	10,049,593(4)	19.9%

RBC Trustees (Guernsey) Limited as trustee of The ROK Asset Management Limited Unapproved Pension Scheme	6,983,934	13.9%

St. Anne’s Trustees Limited as trustee of The Rok Group Limited Unapproved Pension Scheme	6,629,584	13.2%

John Paul DeJoria Nevada Trust	4,522,062(5)	9.0%

Executive Officers, Present and Directors and Proposed Directors:

Jonathan Kendrick	2,087,830(6)	4.0%

Laurence Alexander	1,342,032(7)	2.6%

James Kendrick	416,635(8)	*
Alex Renny	83,441(9)	*

Mark G. Hollo(10)	3,979,830(11)	7.9%

William J. Reilly(10)	--	*

Lord (Benjamin) Mancroft	152,975(12)	*

All executive officers, present directors and proposed directors as a group (7 persons)	8,062,743(13)	15.0%

* Less than one percent.

(1)
The address of each person (other than Messrs. Hollo and Reilly) is c/o ROK Entertainment Group Limited, ROK House, Kingswood Business Park, Holyhead Road, Albrighton, Wolverhampton WV7 3AU, United Kingdom.

(2)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as the entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after November 14, 2007, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(3)
The calculation in this column is based upon 50,250,876 shares of common stock outstanding on November 14, 2007. The shares of common stock and shares underlying stock options are deemed outstanding for purposes of computing the percentage of the person holding such stock options but are not deemed outstanding for the purpose of computing the percentage of any other person.

(4)	Includes currently exercisable stock options to purchase 221,552 shares of common stock.

(5)	Includes currently exercisable stock options to purchase 221,552 shares of common stock.

(6)	Includes currently exercisable stock options to purchase 1,613,186 shares of common stock, of which options to purchase 1,112,542 shares are held by Mr. Kendrick’s spouse.

(7)	Represents currently exercisable stock options to purchase shares of common stock.

(8)	Includes currently exercisable stock options to purchase 349,883 shares of common stock.

(9)	Represents currently exercisable stock options to purchase shares of common stock held by Mr. Renny’s spouse.

(10) The address of Messrs. Hollo and Reilly is 401 Broadway, Suite 912, New York, New York 10013.

(11) Shares owned of record by BR Trust, an entity controlled by Mr. Hollo.

(12) Represents currently exercisable stock options to purchase shares of common stock.

(13) Includes currently exercisable stock options to purchase an aggregate of 3,541,517 shares of common stock.

Executive Officers, Present Directors, Proposed Directors and Key Employees

The names, ages and positions of our executive officers, present directors, proposed directors and key employees as of November 14, 2007, are as follows:

Name	Age	Position

Jonathan Kendrick	50	Chairman of the Board of Directors

Laurence Alexander	42	President, Chief Executive Officer and Director

James Kendrick	38	Chief Operating Officer and Proposed Director

Alex Renny	45	Chief Financial Officer, Treasurer, Secretary and Proposed Director

Mark G. Hollo	56	Director

William J. Reilly	53	Director

Lord (Benjamin) Mancroft	50	Proposed Deputy Chairman of the Board

Jeremy Boswell	40	Chief Technical Officer

Stuart Furnival	43	Chief Sales Officer

Bruce Renny	42	Chief Marketing Officer

Executive Officers and Directors

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers, present directors and proposed directors are as follows:

Jonathan Kendrick became our Chairman of the Board on November 14, 2007, and has served in a similar position with ROK since May 2004. From November 2002, when it was formed, to June 2007, Mr. Kendrick served as Chairman and founder of ROK Corporation Limited, the predecessor to ROK. In 1982, Mr. Kendrick, in conjunction with his brother Michael, founded Lighter Than Air Limited, the largest airship and balloon company in the world which went on to become the Virgin Airship & Balloon Company Limited, partly owned by Sir Richard Branson. It was through helping to launch the Orange brand with an airship that Mr. Kendrick became aware of the massive potential of mobile content. In 1979, Mr. Kendrick secured the European rights for the then-unknown brand of Yokohama Tyres. Mr. Kendrick developed the Yokohama brand through shrewd sponsorship of the young Ayrton Senna and Eddie Jordan before selling the European division of Yokohama back to the Japanese parent group in 1990. He began his career with Goodyear Racing in 1973.

Laurence Alexander became our President and Chief Executive Officer and a member of our board of directors on November 14, 2007, and has served in similar positions with ROK since June 2007. From April 2005 to May 2007, Mr. Alexander served as Chief Executive Officer of Emblaze Mobile, a handset manufacturer, where he delivered several initial public offerings and mergers and acquisitions, and grew the business to one with a turnover of $350 million. From September 2001 to March 2005, he served as Group Director of Products and Devices of O2 and then as President of O2 Asia Pacific, as well as driving the development of O2’s online consolidation in the United Kingdom, Germany, Ireland and Asia. Prior to that, he served until 2002 as Managing Director of Genie (the BT Cellnet subsidiary), which he joined in 2000. From his early start with Simoco International, a mobile network service provider, he moved on to drive the development of the Dutch-owned ISP World Online before it was bought by Tiscali Services S.p.A. of Italy.

James Kendrick became our Chief Operating Officer on November 14, 2007, and has served in a similar position with ROK since January 2005. Mr. Kendrick was also appointed as a director effective upon compliance by us with the provisions of Section 14(f) of the Securities Exchange Act and Rule 14f-1 under that act. Mr. Kendrick has a background in marketing and advertising. From April 2000 to March 2003, he served as Managing Director for Virgin Airship and Balloon Limited, one of the Virgin Group of companies. He has worked with a number of blue-chip brands throughout his career including Proctor & Gamble, Cadbury Schweppes, Budweiser, Tesco, Pepsi, Lloyds TSB, Virgin Atlantic, Monster.com and Volkswagen. James Kendirck is the nephew of Jonathan Kendrick, our Chairman of the Board.

Alex Renny became our Chief Financial Officer, Treasurer and Secretary on November 14, 2007, and has served in various positions with the family of ROK-affiliated companies since October 2002. Mr. Renny was also appointed as a director effective upon compliance by us with the provisions of Section 14(f) of the Securities Exchange Act and Rule 14f-1 under that act. He has been involved in strategy, corporate development and corporate finance functions. He previously held the title of Director of Strategy and Corporate Development. From November 1999 to October 2002, he worked as an independent management and strategy consultant. Prior to that, he worked in the investment banking sector for ten years as a proprietary trader in fixed income and interest rate derivatives with U.S., British and Japanese organizations, and before that was an Infantry Officer of the British Army, becoming an Arctic Warfare Instructor in the process. Mr. Renny received an M.B.A. from Cranfield School of Management in 1999, passed Sandhurst in 1986 and was awarded a B.Sc. degree in Biochemistry from London University in 1985.

Mark G. Hollo has been a member of our board of directors since December 2002. He also served as the Chairman of the Board, President and Chief Executive Officer of our company from December 2002 to November 14, 2007. Mr. Hollo has agreed to resign as a director in connection with the appointment of the three proposed directors to our board of directors. He has extensive experience in investment banking and corporate finance as well as specialized expertise in the development and financing of private and public companies. Since 2001, Mr. Hollo has been the Chairman and CEO of The Fund LLC, an advisory firm managing private investments. Mr. Hollo received a B.A. degree in International Relations from Georgetown University.

William J. Reilly has been a member of our board of directors since December 2002. He also served as Chief Financial Officer and Secretary of our company from December 2002 to November 2007. Mr. Reilly has agreed to resign as a director in connection with the appointment of the three proposed directors to our board of directors. Mr. Reilly has been engaged in the private practice of law in New York, New York since 1979. From January 2001 to June 2006, was an officer and a member of the board of directors of Executive Hospitality Corp. (formerly Invicta Corporation), a publicly-traded consumer optical manufacturer headquartered in Boca Raton, Florida. From 1996 to 1999, Mr. Reilly was an officer and a member of the board of directors of BusinessNet Holdings Corp. From 1982 to 1983, he was Assistant Counsel to the Speaker of the New York State Assembly and, from 1983 to 1984, as Assistant Counsel to the Chairman of the New York State Assembly Ways and Means Committee. From 1978 to 1981, Mr. Reilly served as a Law Clerk to a Justice of the New York State Supreme Court. From 1980 to 2005, he served with the rank of Commander in the United States Naval Reserve, Judge Advocate General’s Corps, specializing in International Law, and transferred to the Retired Reserve in July 2005. Mr. Reilly received his B.A. degree from the State University of New York in 1974, and a J.D. degree from St. John’s University School of Law in 1978.

Lord (Benjamin) Mancroft was appointed as our Deputy Chairman of the Board effective upon compliance by us with the provisions of Section 14(f) of the Securities Exchange Act and Rule 14f-1 under that act. Lord Mancroft has served in a similar position with ROK since January 2005. Lord Mancroft has been a hereditary member of the House of Lords since 1987 and was elected in the 1999 House of Lords reforms to keep his seat. He is familiar with the current regulatory and business environment of the gaming industry in the United Kingdom and has multiple involvements in the gaming industry. He is a member of the Parliamentary Joint Scrutiny Committee on the U.K. 2005 Gambling Act and is a member of the Parliamentary All Party Betting and Gaming Group and the Executive Committee of the Lotteries Council. He is Chairman of Phoenix Gaming Ltd., which has a U.K. nationwide Lottery Operator’s license and also Chairman of New Media Lottery Services plc, a company listed in the U.K. Lord Mancroft is Deputy Chairman of the Countryside Alliance and has been chairman of three charitable foundations, serving currently on the boards of two charities.

Key Employees

Jeremy Boswell became our Chief Technical Officer on November 14, 2007, and has served in a similar position within the family of ROK-affiliated companies since November 2002. Mr. Boswell works closely with our Chief Operating Officer and is responsible for all systems and platforms on a global basis. He is an experienced software and hardware developer who has run many high-tech development projects. He has created hardware and software platforms and products for one of the most regulated industries in the world, the international casino industry. In the past, Mr. Boswell has worked with customers who have included Atronic, Aristocrat, Spielbank Hamburg, Grips, VLC and Sporting Bet.

Stuart Furnival became our Chief Sales Officer on November 14, 2007, and has served in a similar position with ROK since March 2005. Mr. Furnival is in charge of sales and the development of customer relationships. He is also responsible for the U.K. and international roll-out of our activities and has the further responsibility of the procurement of raw materials and inventory production and management. He is an experienced sales executive with an extensive career. From November 2003 to March 2005, Mr. Furnival worked with 20:20 Logistics. Prior to that, from December 2000 to August 2003, he worked with Atari UK, where he became Managing Director before leaving.

Bruce Renny became our Chief Marketing Officer on November 14, 2007, and has served in a similar position within the family of ROK-affiliated companies since July 2002. Mr. Renny is responsible for the planning and implementation of all aspects of ROK’s marketing function. His role includes strategy, content acquisition, design, public relations and corporate communications. Mr. Renny has experience, internationally, in numerous fields of marketing including advertising, media, sports sponsorship, event management and product promotions. Prior to July 2002, he spent 12 years with Sir Richard Branson’s Virgin Group. While there, he generated in excess of $100 million of revenues in just five years for Virgin’s Lightship Group. He has lived and worked in many countries worldwide. Before joining Virgin, he completed his education at the Royal Military Academy, Sandhurst before being commissioned into the British Army. Bruce Renny is the brother of Alex Renny, our Chief Financial Officer, Treasurer and Secretary.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Board Committees

We have not previously had an audit committee, compensation committee or nominations and governance committee. During our 2008 fiscal year, our board of directors expects to create such committees, in compliance with established corporate governance requirements.

Audit Committee. We plan to establish an audit committee of the board of directors. The audit committee’s duties would be to recommend to the board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. We plan to establish a compensation committee of the board of directors. The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee would also administer our proposed Incentive Compensation Plan, and recommend and approve grants of stock options and restricted stock under that plan.

Nominations and Governance Committee. We plan to establish a nominations and governance committee of the board of directors. The purpose of the nominations and governance committee would be to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The nominations and governance committee’s duties would also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes.

Director Compensation

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they may serve on. We expect to compensate non-management directors through stock option or restricted stock grants under our proposed Incentive Compensation Plan, though we have not determined the exact number of options or stock to be granted at this time. Prior to November 14, 2007, directors of Cyberfund were not compensated for their services as directors.

Indebtedness of Directors and Executive Officers

None of our executive officers or present or proposed directors, or their respective associates or affiliates, is indebted to us.

Family Relationships

There are no family relationships among our executive officers and present or proposed directors, except that Jonathan Kendrick, our Chairman of the Board, is the uncle of James Kendrick, our Chief Operating Officer, and Alex Renny, our Chief Financial Officer, Treasurer and Secretary, and Bruce Renny, our Chief Marketing Officer, are brothers.

Legal Proceedings

As of the date of this current report, there are no material proceedings to which any of our present or proposed directors, executive officers, affiliates or stockholders is a party adverse to us.

Executive Compensation

The table below summarizes the compensation earned for services rendered to Cyberfund and ROK in all capacities, for the years indicated, by its Chief Executive Officer and two most highly-compensated officers other than the Chief Executive Officer.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Laurence Alexander (1)	2007	-	-	-	-	-	-	-
President and Chief	2006	-	-	-	-	-	-	-
Executive Officer	2005	-	-	-	-	-	-	-

James Kendrick	2007	182,225	-	-	-	-	-	-
Chief Operating Officer	2006	118,856	-	-	-	-	-	-
	2005	-	-	-	-	-	-	-

Alex Renny	2007	189,625	-	-	-	-	-	-
Chief Financial Officer,	2006	185,525	-	-	-	-	-	-
Treasurer, Secretary	2005	136,632	-	-	-	-	-	-

Jeremy Boswell	2007	202,575	-	-	-	-	-	-
Chief Technology Officer	2006	199,100	-	-	-	-	-	-
	2005	84,398	-	-	-	-	-	-

Bruce Renny	2007	235,950	-	-	-	-	-	-
Chief Marketing Officer	2006	223,837	-	-	-	-	-	-
	2005	155,961	-	-	-	-	-	-

Mark Hollo (2)	2006	-	-	-	-	-	-	-
Director, former	2005	-	-	-	-	-	-	-
President and Chief	2004	-	-	-	-	-	-
Executive Officer
 ___________________

(1)
Mr. Alexander joined ROK in June 2007. No compensation was paid to him in any of the above periods. Prior to Mr. Alexander, Jonathan Kendrick filled the role of chief executive officer of ROK, and he received no compensation in any of the above periods.

(2)	The information for Mr. Hollo corresponds to the years ended December 31, 2006, 2005 and 2004. Mr. Hollo resigned as an officer of our company on November 14, 2007.

    The aggregate amount of benefits in each of the years indicated did not exceed the lesser of $50,000 or 10% of the compensation of any named officer.

Options/SAR Grants and Fiscal Year End Option Exercises and Values

We have not had a stock option plan or other similar incentive compensation plan for officers, directors and employees, and no stock options, restricted stock or SAR grants were granted or were outstanding at any time.

Employment Agreements

Each of Jonathan Kendrick, Laurence Alexander, James Kendrick, Alex Renny, Jeremy Boswell, Stuart Furnival and Bruce Renny has previously entered into an employment agreement with ROK. Pursuant to these employment agreements, the term of employment is perpetual, subject to retirement or termination by ROK or the employee.

Salaries are paid monthly in arrears on or around the last working day of each calendar month at the rate set out in the agreement schedule. ROK reserved the right to reduce the employee’s salary if duties change as a result of the employee’s incapacity or inability to perform his duties or to suspend payment of salary if the employee is suspended from duty by ROK and/or if the employee is laid off. Salaries are reviewed annually with no commitment to make adjustments.

Severance upon termination is paid in line with the terms of the agreement: during the trial period: 1 week; the end of the trail period until 4 years of completed service: 1 month; 4 years or more: 1 week for each completed year up to 12 weeks maximum notice. The agreement contains a probationary period of three months during which time one week’s prior written notice to terminate the agreement must be given. The probationary period may be extended by ROK. If the employee is deemed to be unsuitable or if for any other reason the employee’s service is not required, the employment will cease at the end of the probationary period.

The agreements also contain covenants (a) restricting the employee from soliciting or accepting work from companies or individuals associated with ROK during the period of employment, and for a period of six months after the termination of employment the employee will not attempt to solicit or accept work from such companies or individuals, and (b) prohibiting the employee from disclosure of confidential information regarding ROK at any time.

Subject to the Patents Act 1977 and the Copyright, Designs and Patents Act 1988 in England, any invention, design or copyright work, including without limitation, all documents, data, drawings, specifications, articles, computer programs, object codes, source codes, network designs, business logic, notes, sketches, drawings, reports, modifications, tools, scripts or other items, made by the employee during the course of his employment with ROK (whether or not in the course of the employee’s duties) shall immediately upon creation or performance vest in and be and remain the sole and exclusive property of ROK. All right, title and interest in and to the same have been irrevocably and unconditionally assigned to ROK.

The agreements are made within the jurisdiction of the Courts and Employment Tribunals of England and Wales and are governed by the laws of England and Wales.

2007 Incentive Compensation Plan

On November 10, 2007, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved a new 2007 Incentive Compensation Plan. The purpose of our Incentive Compensation Plan is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us. No awards under the plan have been made to date.

Administration. Our Incentive Compensation Plan is to be administered by our Compensation Committee, provided, however, that except as otherwise expressly provided in the plan, the board of directors may exercise any power or authority granted to the committee under our plan. Subject to the terms of our plan, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the plan, construe and interpret the plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies in them, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of our plan.

Eligibility. The persons eligible to receive awards under our Incentive Compensation Plan are the officers, directors, employees, consultants and other persons who provide services to us. An employee on leave of absence may be considered as still in the employ of our company for purposes of eligibility for participation in our plan.

Types of Awards. Our Incentive Compensation Plan will provide for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Performance awards may be based on the achievement of specified business or personal criteria or goals, as determined by the committee.

Shares Available for Awards; Annual Per-Person Limitations. The total number of shares of common stock that may be subject to the granting of awards under our Incentive Compensation Plan at any time during the term of the plan will be equal to 9,000,000 shares. This limit will be increased by the number of shares with respect to which awards previously granted under our plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

Our Incentive Compensation Plan imposes individual limitations on the amount of certain awards. Under these limitations, during any 12-month period, the number of options, stock appreciation rights, shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards granted to any one participant under the plan may not exceed 1,800,000 shares, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units in any 12-month period is $2,000,000 multiplied by the number of full years in the performance period.

The committee is authorized to adjust the limitations described in the two preceding paragraphs. The committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Stock Options and Stock Appreciation Rights. The committee is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation rights are determined by the committee, but in the case of an ISO must not be less than the fair market value of a share of common stock on the date of grant. For purposes of our Incentive Compensation Plan, the term “fair market value” means the fair market value of common stock, awards or other property as determined by the committee or under procedures established by the committee. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years.

Restricted and Deferred Stock. The committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the committee. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. The committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the committee.

Bonus Stock and Awards in Lieu of Cash Obligations. The committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under our Incentive Compensation Plan or other plans or compensatory arrangements, subject to such terms as the committee may specify.

Other Stock-Based Awards. The committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The committee determines the terms and conditions of such awards.

Performance Awards. The committee is authorized to grant performance awards to participants on terms and conditions established by the committee. Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the committee. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Internal Revenue Code Section 162(m).

The committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the committee. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under our Incentive Compensation Plan.

Awards under our Incentive Compensation Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under our plan, awards under other company plans or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control. The committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement or otherwise determined by the committee, vesting will occur automatically in the case of a “change in control” of our company, as defined in our Incentive Compensation Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination. The board of directors may amend, alter, suspend, discontinue or terminate our Incentive Compensation Plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to our plan which might increase the cost of our plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Our plan will terminate at the earliest of (a) such time as no shares of common stock remain available for issuance under our plan, (b) termination of our plan by the board of directors, or (c) the tenth anniversary of the effective date of the plan. Awards outstanding upon expiration of our plan will remain in effect until they have been exercised or terminated, or have expired.

Certain Relationships and Related Transactions

As of October 31, 2007, ROK and RCL owed John Paul DeJoria, a co-founder, $13,024,000 and $896,000, respectively, excluding accrued interest which, as of October 31, 2007, totaled approximately $2,000,000 under both obligations. With the exception of $800,000 loaned to ROK that may need to be repaid sooner, these amounts were lent to ROK and RCL through a number of promissory notes that begin to mature in March 2009.

In addition, as of October 31, 2007, ROK and RCL owed Jonathan Kendrick, our Chairman and a co-founder, $4,604,892 and $1,176,617, respectively, excluding accrued interest.

In September 2003, RDL entered into a license agreement with John Paul DeJoria, a co-founder of ROK, RCL and RDL. This agreement provided for an exclusive license by Mr. DeJoria to enable RDL to use the DeJoria name for its business in perpetuity. The license can be terminated with the mutual written agreement of both parties with not less than six months notice. In consideration for this license, RDL was to pay Mr. DeJoria $1,000 annually plus an annual amount equal to the greater of $50,000 or 3.5% of annual gross revenue of RDL. The license also stated that the annual amount was to increase to the greater of $1,000,000 or 5% of annual gross revenue of RDL following any trade sale or any other sale or flotation of RDL or the parent company of RDL. We are in discussion with Mr. DeJoria about the post flotation licence arrangements but he has previously orally waived his rights to the amounts due prior to this transaction, and consequently they have not been paid or reserved in the accounts of RDL as at the date of this report. We have good reason to believe that he will continue to waive such rights. Based on the audited and unaudited sales figures for RDL up to and including the year ended March 31, 2007, the amount payable to Mr. DeJoria would be approximately £96,682 (approximately $204,000).

As of October 31, 2007, in addition to group balances, affiliated balances and the other balances shown in our financials, ROK also has £200,000 (approximately $400,000) in outstanding demand loans which may need to be paid immediately upon any demand received. The loans are for £100,000 (approximately $200,000) each, with Mr. Alex Renny, our Chief Financial Officer, and Lucky Business One Limited, a shareholder.

ROK has a consulting agreement in effect with Lord (Benjamin) Mancroft, our proposed Deputy Chairman of the Board, that entitles him to a fee of £50,000 (approximately $100,000) per year. In 2005, Lord Mancroft waived his rights to any further fees under the consulting agreement and ROK has not reserved for those fees since that time.

On April 27, 2007, ROK entered into a financial advisory agreement with The Fund, LLC, under which The Fund will provide ROK with financial advisory, mergers and acquisitions, corporate finance, business advisory and related matters for a three-year period. ROK agreed to pay The Fund a monthly retainer of $15,000, commencing upon the first day of the calendar month following the closing of a financing arranged or introduced by The Fund in which ROK receives a minimum amount of $10,000,000. In addition, during the term of the agreement, ROK agreed to recommend and use its best efforts to elect one designee of The Fund as a member of, or nonvoting advisor to, its board of directors. Mark G. Hollo, a director of ours, is the Chairman and Chief Executive Officer of The Fund.

Description of Securities

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of our stock options will be, when issued, fully-paid and non-assessable.

Market Price and Dividends on Common Equity and Related Stockholder Matters

Trading Information

Our common stock trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the trading symbol CYFD. At the time we change our corporate name to ROK Entertainment Group, Inc., we will also obtain a new ticker symbol for quotation on the OTC Bulletin Board.

Upon satisfaction of all necessary initial listing requirements, we intend to apply to list our common stock on the American Stock Exchange or the Nasdaq Capital Market. We cannot assure you that we will satisfy the initial listing requirements, or that our shares of common stock will ever be listed on a national securities exchange or Nasdaq.

Transfer Agent

The transfer agent and registrar for our common stock is OTC Stock Transfer Co., Salt Lake City, Utah.

Holders of Record

As of November 14, 2007, there were approximately 518 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock and we do not intend to pay any dividends on our common stock in the foreseeable future.

Indemnification of Directors and Officers

Section 18.1031 of the Oklahoma General Corporation Act (OGCA) permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expense. Our Articles of Incorporation do include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such.

In addition, our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Oklahoma law would permit indemnification. We have not obtained any such insurance at this time.

We have been advised that it is the position of the U.S. Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 3.02. Unregistered Sales of Equity Securities.

The shares of our common stock issued to former holders of ROK ordinary shares in connection with the share exchange transaction were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering or under Regulation D promulgated pursuant to the Securities Act of 1933. The common stock was not registered under the Securities Act, or the securities laws of any state, and was offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 5.01. Change in Control of Registrant.

The information set forth above in Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K is incorporated herein by reference in its entirety.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K is incorporated herein by reference in its entirety.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 14, 2007, our board of directors approved a change in our fiscal year from the calendar year ending December 31 to the fiscal year ending March 31.

Item 5.06. Change in Shell Company Status.

As a result of the completion of the share exchange transaction described in Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K, which is incorporated herein in its entirety, we ceased being a “shell company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements of ROK for the fiscal years ended March 31, 2007 and 2006 and for the three months ended June 30, 2007 and 2006 (unaudited) are incorporated herein by reference to Exhibits 99.1 and 99.2, respectively, to this current report.

(b) Pro Forma Financial Information.

On November 6, 2007, ROK completed the acquisition of RCL. On November 14, 2007, we acquired ROK in a share exchange. The unaudited pro forma condensed combined financial data presented below is derived from the historical consolidated financial statements of ROK and RCL, which are included in this report, and our historical financial statements.

The unaudited pro forma condensed combined balance sheet information is presented on an as adjusted basis as if all of the above business combinations had occurred on June 30, 2007.

The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2007 combines the historical audited consolidated statement of operations for ROK and RCL for the twelve months then ended with our historical statement of operations for the twelve months ended March 31, 2007. Our fiscal year end was December 31, 2006 and, consequently, our historical statement of operations is derived from the quarterly statements for the twelve months ended March 31, 2007. The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred on April 1, 2006.

The unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2007 combines the historical unaudited consolidated statement of operations for each of ROK, RCL and us for the three months then ended.

The acquisition of RCL by ROK has been accounted for using the purchase method of accounting. The subsequent combination with us has been accounted for as a reverse acquisition and, as explained in the notes to the unaudited proforma condensed statements, ROK is considered the accounting acquirer.

The pro forma adjustments are based on currently available information and upon assumptions that our management believes are reasonable under the circumstances.

A final determination of the allocation of the purchase price to the assets acquired and the liabilities assumed has not been made, and the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary and is subject to the completion of a more comprehensive valuation of the assets acquired and liabilities assumed.

The final allocation of purchase price could differ from the pro forma allocation included herein. Amounts preliminarily allocated to intangible assets may change significantly, and amortization methods and useful lives may differ from the assumptions that have been used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

You should read the following pro forma statements in conjunction with ÒManagement’s Discussion and Analysis or Plan of OperationÓ in Item 2.01, and the financial statements and related notes contained in the audited historical financial statements of ROK and RCL.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only. They do not purport to represent what the results of operations and financial position of the combined entities would have been had the business combinations actually occurred as of the dates indicated, and they do not purport to project or predict the future results of operations or financial position of the combined entities.

(c)     Shell Company Transactions. See paragraphs (a) and (b) above.

(d)     Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

2.1	Share Exchange Agreement, dated April 27, 2007, between Cyberfund, Inc. and ROK Entertainment Group Limited.(1)

2.2	Amendment No. 1 to Share Exchange Agreement, dated July 10, 2007, between Cyberfund, Inc. and ROK Entertainment Group Limited. (2)

2.3	Amendment No. 2 to Share Exchange Agreement, dated as of November 12, 2007, between Cyberfund, Inc. and ROK Entertainment Group Limited. (2)

2.4	Amendment No. 3 to Share Exchange Agreement, dated as of November 14, 2007, between Cyberfund, Inc. and ROK Entertainment Group Limited. (2)

10.1	2007 Incentive Compensation Plan.

10.2	Form of Employment Agreement between ROK Entertainment Group Limited and its officers.

21.1	Subsidiaries of the Registrant.

99.1	Financial statements of ROK Entertainment Group Limited for the fiscal years ended March 31, 2007 and 2006.

99.2	Financial statements of ROK Corporation Limited for the fiscal years ended March 31, 2007 and 2006.

99.3	Financial statements of ROK Entertainment Group Limited for the three months ended June 30, 2007 and 2006 (unaudited).

99.4	Financial statements of ROK Corporation Limited for the three months ended June 30, 2007 and 2006 (unaudited).

99.5	Unaudited pro forma condensed combined financial statements as of and for the three months ended June 30, 2007 and the year ended March 31, 2007.
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(1)	Incorporated by reference to the exhibits included with our current report on Form 8-K, dated April 27, 2007, and filed with the SEC on May 1, 2007.

(2)	Incorporated by reference to the exhibits included with our current report on Form 8-K, dated November 14, 2007, and filed with the SEC on November 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 20, 2007	CYBERFUND, INC.

	By:	/s/ Laurence Alexander
Laurence Alexander
President and Chief Executive Officer